Exhibit 10.3

CONTRIBUTION AND INVESTMENT AGREEMENT

AMONG

MAGUIRE PROPERTIES, L.P.,

MACQUARIE OFFICE II LLC,

and

MAGUIRE MACQUARIE OFFICE, LLC

Washington Mutual Campus, Irvine California;

San Diego Tech Center, San Diego, California; and

Wells Fargo Center, Denver, Colorado

October 26, 2005

ARTICLE 1: BASIC TERMS		1
1.1	Contribution	1
1.2	Agreed Value	3
1.3	Contributor Remedies	3
1.4	Investor Remedies	4
ARTICLE 2: INSPECTION		5
2.1	Contributor’s Delivery of Specified Documents	5
2.2	Due Diligence	5
2.3	Access	5
2.4	Tenant Estoppels	6
2.5	Property Management Contracts; Employees	6
2.6	Ground Leases	7
2.7	Existing Loans	7
2.8	CCRs	8
ARTICLE 3: TITLE AND SURVEY REVIEW		8
3.1	Delivery of Title Commitment and Survey	8
3.2	Title Review and Cure	8
3.3	Delivery of Title Policy at Closing	9
3.4	Title and Survey Costs	9
ARTICLE 4: OPERATIONS AND RISK OF LOSS		10
4.1	Ongoing Operations	10
4.2	Operating Expenses	11
4.3	Damage	12
4.4	Condemnation	12
ARTICLE 5: CLOSING		12
5.1	Closing and Escrow	12
5.2	Conditions to the Parties’ Obligations to Close	13
5.3	Contributor’s Deliveries	15
5.4	Investor’s Deliveries	17

5.5	Venture’s Deliveries	17
5.6	Closing Statements/Escrow Fees; Contributions to Venture	18
5.7	Sales, Transfer, and Documentary Taxes	18
5.8	Possession	18
5.9	Delivery of Books and Records	18
5.10	Management and Leasing Agreement	18
5.11	Master Lease	18
5.12	[Intentionally Omitted.]	19
5.13	Parking Agreements	19
5.14	[Intentionally Omitted]	19
5.15	Prohibition on Certain Transactions	19
5.16	Loan Reserves	19
ARTICLE 6: PRORATIONS AND ADJUSTMENTS		20
6.1	Prorations	20
6.2	Tenant Reconciliation and Post-Closing Adjustments	21
6.3	Leasing Commissions	22
6.4	Tenant Improvements and Allowances	22
6.5	Tenant Deposits	22
6.6	Wages	23
6.7	Utility Deposits	23
6.8	Sales Commissions	23
6.9	Post-Closing Obligations	23
ARTICLE 7: REPRESENTATIONS AND WARRANTIES		23
7.1	Contributor’s Representations and Warranties	23
7.2	Investor’s Representations and Warranties	30
7.3	Venture’s Representations and Warranties	31
7.4	Survival of Representations and Warranties	32
ARTICLE 8: INDEMNIFICATION		32
8.1	Contributor’s Indemnity	32
8.2	Venture’s Indemnity	33

8.3	Investor’s Indemnity	33
8.4	Effectiveness	33
8.5	Procedure	33
8.6	Limitation on Liability	33
ARTICLE 9: MISCELLANEOUS		34
9.1	Parties Bound	34
9.2	Headings	34
9.3	Expenses	34
9.4	Invalidity and Waiver	34
9.5	Governing Law	35
9.6	Survival	35
9.7	No Third Party Beneficiary	35
9.8	Entirety and Amendments	35
9.9	Time of the Essence	35
9.10	Confidentiality	35
9.11	Attorneys’ Fees	35
9.12	Brokers	35
9.13	Notices	35
9.14	Construction	37
9.15	Remedies Cumulative	37
9.16	Calculation of Time Periods	37
9.17	Execution in Counterparts	37
9.18	Further Assurances	38
9.19	Waiver of Jury Trial	38
9.20	Bulk Sales	38
9.21	Automatic Termination	38

CONTRIBUTION AND INVESTMENT AGREEMENT

THIS CONTRIBUTION AND INVESTMENT AGREEMENT (this “Agreement”) is made as of the 26th day of October, 2005, among MAGUIRE MACQUARIE OFFICE, LLC, a Delaware limited liability company (referred to herein as “Venture”), MAGUIRE PROPERTIES, L.P., a Maryland limited partnership (referred to herein as “Contributor”) and MACQUARIE OFFICE II LLC, a Delaware limited liability company (referred to herein as “Investor”).

Background

Concurrently with the execution of this Agreement, Investor and Contributor have entered into that certain Limited Liability Company Agreement of Maguire Macquarie Office, LLC dated the date hereof (the “Original LLC Agreement”).

Pursuant to the Original LLC Agreement, Contributor expects to contribute the Ownership Interests (as hereinafter defined) in Maguire Properties—One Cal Plaza, LLC ("OCP") to Venture, and Investor expects to contribute cash in the amount of $5,986,842. OCP is the owner of the Class A office building located in Los Angeles, California and commonly known as One California Plaza.

It is contemplated that pursuant to the terms of this Agreement Contributor shall additionally contribute or cause its direct or indirect subsidiary to contribute to Venture one hundred percent (100%) of the Ownership Interests in the single-purpose limited liability companies identified on Schedule 1 attached hereto (each, a “Contributed SPE", and together with OCP, the "SPEs”) which are the current respective owners of the SPE Property (defined below) identified with respect thereto and the Investor shall contribute additional cash funds to the Venture.

In connection with such additional contributions to Venture and pursuant to the terms of this Agreement, (a) the parties intend to enter into an Amendment and Restatement of the Original LLC Agreement (the “Amended and Restated LLC Agreement”, and together with the Original LLC Agreement, the “LLC Agreement”), (b) Investor intends to contribute additional cash to Venture with respect to OCP (in return for a larger percentage interest in Venture), and (c) Contributor intends to provide certain additional representations, warranties, and covenants, and agree to certain conditions, relating to OCP.

Venture wishes to accept the contribution of the Contributed SPEs and the additional cash funds, the Contributor wishes to contribute the Contributed SPEs to Venture and the Investor wishes to contribute the additional cash funds to the Venture, in each case on the terms and conditions set forth in this Agreement and the LLC Agreement.

In consideration of the foregoing statements and the mutual agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Contributor and the Investor agrees to contribute to Venture and Venture agrees to accept the contribution of the Property and cash funds, in each case subject to the following terms and conditions:

ARTICLE 1:BASIC TERMS

1.1Contribution. Subject to the terms and conditions of this Agreement and the LLC Agreement, (i) Contributor agrees to contribute, transfer, set over and convey to Venture, or to cause its direct or indirect subsidiary to do the same, and Venture agrees to accept from Contributor, (A) the Ownership Interests in the Contributed SPEs which own or ground lease Washington Mutual Campus, San Diego Tech Center, and Wells Fargo Center and (B) cash in the amount, if any, necessary to reflect adjustments and prorations required under this Agreement as set forth on the final closing statement and (ii) Investor agrees to contribute to Venture, and Venture agrees to accept from Investor, cash in the amount of $122,413,158, subject to the adjustments and prorations required under this Agreement as shall be set forth on the final closing statement. The following are collectively, the “Property”:

(a) The “Ownership Interests” being all of the issued and outstanding limited liability company interests in each of the SPEs.

(b) The “Real Property” being

(i) (A) the land described in Exhibit A-1 attached hereto (but only an easement as to Parcels B, C, D, E, F, H, I, J, L and M); (B) the improvements and fixtures located thereon, including but not limited to Class A office buildings commonly known as the “Washington Mutual Campus" with rentable area of approximately 414,595 square feet and a subterranean garage located on such land, but expressly excluding all surface parking and the above-grade parking structure (collectively, the “Washington Mutual Campus Improvements”); (C) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property, other than existing entitlements with respect to future developments; and (D) all right, title and interest of the SPEs in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property;

(ii) (A) the land described in Exhibit B-1 attached hereto (but only an easement as to Parcel B); (B) the improvements and fixtures located thereon, including but not limited to multiple Class A office buildings commonly known as the “San Diego Tech Center” with rentable area of approximately 643,596 square feet and a garage structure located on such land (collectively, the “San Diego Tech Center”); (C) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property, other than existing entitlements with respect to future developments; and (D) all right, title and interest of the SPEs in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property;

(iii) (A) the land described in Exhibit C-1 attached hereto (but only beneficial interests in Parcels C and D, and a leasehold estate in Parcel E); (B) the improvements and fixtures located thereon, including but not limited to a Class A office building commonly known as the “Wells Fargo Center” with rentable area of approximately 1,200,208 square feet and a surface parking lot located on such land (collectively, the “Wells Fargo Center Improvements”); (C) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property; and (D) all right, title and interest of the SPEs in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property; and

(iv) (A) a leasehold estate in the land described in Exhibit D-1 attached hereto; (B) the improvements and fixtures located thereon, including but not limited to a Class A office building commonly known as “One California Plaza” with rentable area of approximately 984,170 square feet and an underground parking structure located on such land (collectively, the “One California Improvements”); (C) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property; and (D) all right, title and interest of the SPEs in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property.

The Washington Mutual Campus Improvements, the San Diego Tech Center Improvements, the Wells Fargo Center Improvements and the One California Improvements are hereinafter collectively referred to as the “Improvements”.

(c) The SPEs' interest as landlord in the “Leases,” being all leases of space or other occupancy agreements affecting the Improvements, including leases or occupancy agreements which may be made by any SPE after the date hereof and before Closing as permitted by this Agreement, and any and all amendments and supplements thereto, and any and all guaranties and security received by an SPE landlord in connection therewith.

(d) The “Personal Property,” being all right, title and interest of the SPEs in and to all tangible personal property located at the Real Property and now or hereafter used by the SPEs in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property, including, without limitation: equipment; machinery; furniture; art work; furnishings; office equipment and supplies; and whether stored on or offsite, all tools, supplies, and construction and finish materials not incorporated in the Improvements and held exclusively for repairs and replacements in respect of the Real Property. The term “Personal Property” also shall include any and all deposits, bonds or other security deposited or delivered by an SPE with or to any and all governmental bodies, utility companies or other third parties in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property.

(e) The “Intangible Property,” being all right, title and interest of the SPEs in and to all intangible personal property now or hereafter used by them exclusively in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, including without limitation: (i) all trade names and trade marks associated with the Real Property, including, without limitation, the names of the Improvements; the plans and specifications for the Improvements; rights of any SPE as a licensor or licensee under any license; applications, permits, approvals and licenses (to the extent assignable); (ii) to the extent relating to the period after Closing (and not to the period of Contributor's ownership of the SPEs), all warranties; indemnities; claims against third parties; claims against tenants for tenant improvement reimbursements; all contract rights of any SPE related to the construction, operation, ownership or management of the Real Property; insurance proceeds and condemnation awards or claims thereto; and (iii) all books and records relating to the Property; provided, however, that Contributor shall maintain the right to access and copy the same for five (5) years after Closing.

The Real Property, the Personal Property, the Leases and the Intangible Property are hereinafter collectively referred to as the “SPE Property”

1.2Agreed Value. The total Agreed Value for the Property (subject to adjustment as provided herein) shall be $1,014,000.00. The Agreed Value is agreed by the parties to be allocated $151,000,000 to Washington Mutual Campus; $183,000,000 to San Diego Tech Center; $355,000,000 to Wells Fargo Center; and $325,000,000 for One Cal Plaza; provided, however, that the Agreed Value for each of said Properties shall be reduced by the aggregate principal balance of the loan affecting said property as set forth on Exhibit J. The Agreed Value shall be allocated to Contributor under the terms of the LLC Agreement as an “Agreed Value” as that term is used in the LLC Agreement and shall be considered a “Capital Contribution”, as that term is defined in the LLC Agreement and allocated to the Contributor as of the date of Closing.

1.3Contributor Remedies. In the event Investor breaches or defaults in its obligations under this Agreement, such breach or default shall not have been cured by Investor within ten (10) Business Days (as defined in the LLC Agreement) after notice from Contributor, and Contributor is not in default hereunder, Contributor shall have the right to terminate this Agreement. IF CONTRIBUTOR TERMINATES THIS AGREEMENT PURSUANT TO THIS SECTION 1.3, CONTRIBUTOR AND

INVESTOR AGREE THAT CONTRIBUTOR'S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. CONTRIBUTOR AND INVESTOR THEREFORE AGREE THAT, IN SUCH EVENT, CONTRIBUTOR, AS CONTRIBUTOR'S SOLE AND EXCLUSIVE REMEDY, SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF $25,000,000 (THE "CONTRIBUTOR DAMAGE PAYMENT") TO BE PAID IN ACCORDANCE WITH THE BLOCKED ACCOUNT AGREEMENT, AND FURTHER AGREE THAT INVESTOR SHALL BE RESPONSIBLE FOR ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY. UPON PAYMENT BY INVESTOR TO CONTRIBUTOR OF THE CONTRIBUTOR DAMAGE PAYMENT AND ANY SUCH CANCELLATION CHARGES, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE OF NO FURTHER FORCE OR EFFECT AND NO PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER OTHER THAN PURSUANT TO ANY PROVISION HEREOF WHICH EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT. INVESTOR AND CONTRIBUTOR HEREBY AGREE THAT THE AMOUNT OF THE CONTRIBUTOR DAMAGE PAYMENT IS A FAIR AND REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT CONTRIBUTOR WOULD SUFFER IN THE EVENT OF INVESTOR'S DEFAULT AND FAILURE TO DULY COMPLETE THE TRANSACTIONS DESCRIBED HEREIN. CONTRIBUTOR IRREVOCABLY WAIVES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES, INCLUDING THE REMEDY OF SPECIFIC PERFORMANCE. INVESTOR AND CONTRIBUTOR ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 1.3, AND BY THE INITIALS OF THEIR AUTHORIZED REPRESENTATIVES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

Investor’s initials    RXP    Contributor’s initials    DEL   Venture’s initials    DEL _

1.4Investor Remedies. Subject to the immediately following sentence, Investor’s sole and exclusive remedies in the event Contributor breaches or defaults in its obligations under this Agreement, and such breach or default shall not have been cured by Contributor within ten (10) Business Days after notice from Investor, and provided Investor shall not be in default hereunder, shall be to enforce specific performance of Contributor’s obligation to close the transactions provided for herein, or to terminate this Agreement. The foregoing notwithstanding, if Contributor's default or breach hereunder is the result of an intentional act or omission of Contributor which makes (and was done with the intention to make or could reasonably be expected to make) specific performance of this Agreement impracticable or unavailable, each of the Venture and the Investor may assert and seek judgment as to all other remedies available to it at law or in equity, which remedies shall be cumulative. IF INVESTOR TERMINATES THIS AGREEMENT PURSUANT TO THIS SECTION 1.4, CONTRIBUTOR AND INVESTOR AGREE THAT INVESTOR'S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. CONTRIBUTOR AND INVESTOR THEREFORE AGREE THAT, IN SUCH EVENT, INVESTOR, AS INVESTOR'S SOLE AND EXCLUSIVE REMEDY, SHALL BE ENTITLED TO ALL OF ITS REMEDIES AS PROVIDED IN THE BLOCKED ACCOUNT AGREEMENT, DATED AS OF THE DATE HEREOF, BY AND AMONG CONTRIBUTOR, INVESTOR AND AN ESCROW AGENT (THE “BLOCKED ACCOUNT AGREEMENT”) AND LIQUIDATED DAMAGES IN AN AMOUNT EQUAL TO INVESTOR'S OUT-OF-POCKET EXPENSES WITH RESPECT TO UNRELATED THIRD-PARTY SERVICE PROVIDERS INCURRED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (COLLECTIVELY, THE "INVESTOR DAMAGE PAYMENT"), IN WHICH CASE: (I) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE OF NO FURTHER FORCE OR EFFECT AND NO PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER OTHER THAN PURSUANT TO ANY PROVISION

HEREOF WHICH EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT, (II) THE INVESTOR DAMAGE PAYMENT TO INVESTOR SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, AND (III) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE PAID BY CONTRIBUTOR. INVESTOR AND CONTRIBUTOR HEREBY AGREE THAT THE AMOUNT OF THE INVESTOR DAMAGE PAYMENT IS A FAIR AND REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT INVESTOR WOULD SUFFER IN THE EVENT OF CONTRIBUTOR'S DEFAULT AND FAILURE TO DULY COMPLETE THE TRANSACTIONS DESCRIBED HEREIN. IF INVESTOR SEEKS TO TERMINATE THIS AGREEMENT AS PROVIDED IN THIS SECTION 1.4, INVESTOR IRREVOCABLY WAIVES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES, INCLUDING THE REMEDY OF SPECIFIC PERFORMANCE. INVESTOR AND CONTRIBUTOR ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 1.4, AND BY THE INITIALS OF THEIR AUTHORIZED REPRESENTATIVES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

Investor’s initials    RXP    Contributor’s initials    DEL   Venture’s initials    DEL _

ARTICLE 2:INSPECTION

2.1Contributor’s Delivery of Specified Documents. To the extent such items are presently in Contributor’s or its property manager’s possession or control, Contributor has provided to Investor prior to the date hereof, access to the information and documents set forth on Exhibit H attached hereto (the “Property Information”) related to each of the SPEs. The terms Rent Roll, Operating Statements, Commission Schedule and Service Contracts are defined in Exhibit H. Contributor shall have the continuing obligation during the pendency of this Agreement to provide Investor with access to any document described above and coming into Contributor's, SPE's or its property manager's possession or control or produced by or for Contributor after the initial delivery of the Property Information.

2.2Due Diligence. Investor shall have until October 31, 2005 (the "Diligence Expiration Date") in which to examine, inspect, and investigate the Property and, in Investor’s sole and absolute judgment and discretion, to determine whether the Property is satisfactory to Investor and to obtain appropriate internal approval to proceed with this transaction. Investor may terminate this Agreement pursuant to this Section 2.2 by giving notice of termination (the “Due Diligence Termination Notice”) to Contributor on or before the Diligence Expiration Date. This Agreement shall continue in full force and effect if Investor does not timely give a Due Diligence Termination Notice. Upon such termination all rights and obligations of the parties under this Agreement shall terminate except pursuant to any provisions which by their terms survive a termination of this Agreement.

2.3Access. Investor shall have reasonable access to the Property and all books and records for the Property and the entities which own the Property that are in Contributor’s, SPE's or its property manager’s possession or control for the purpose of conducting non-intrusive surveys, architectural, engineering, and geotechnical and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Investor and preapproved by Contributor in it's reasonable discretion. Investor shall not create any liens on the Property by virtue of its access to or entry on the Property and will indemnify, defend, and hold Contributor harmless from all claims asserted against and any loss, harm, damages, cost, or liability suffered by Contributor as a result of Investor’s or its representatives or contractors entry onto or activities with respect to the Property. If any inspection or test disturbs the Property, Investor will restore the Property to its condition before any such inspection or test. During the pendency of this Agreement, Investor and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property and any office where the records of the Property are kept for the purpose of examining and making copies of all books and records and other materials relating to the Property in Contributor’s, SPE's or its property manager’s possession or control, all at Investor's sole cost and expense. Investor shall have the right to conduct a “walk-through” of the Real Property before the Closing upon appropriate notice to Contributor, and if Contributor so elects, accompanied by Contributor. In the course of its investigations, and subject to Contributor’s reasonable oversight and prior consent, Investor may, make inquiries to third parties, including, without limitation, tenants, lenders, contractors, property managers, parties to Service Contracts and municipal, local and other government officials and representatives.

2.4Tenant Estoppels. Contributor shall use commercially reasonable efforts to secure and deliver to Investor, as Contributor receives same, by no later than five (5) Business Days before the Closing, executed estoppel certificates from the tenants of the Improvements in the form of either Exhibit I attached hereto or the form, if any, permitted to be given by any tenant pursuant to the terms of its Lease. Contributor shall provide Investor with copies of the tenant estoppels for Investor’s review and comment before delivering the tenant estoppels to tenants, and shall initially seek to have the tenants sign the form of estoppel attached hereto as Exhibit I (supplemented to reflect any tenant specific issues as may be commercially reasonable). Investor’s obligation to close this transaction is subject to the condition that, as of Closing (1) estoppel certificates from each of the Major Tenants consistent with the Rent Roll and the representations of Contributor in Section 7.1 have been delivered to and are satisfactory to Investor in its reasonable discretion, (2) estoppel certificates from tenants (including the Major Tenants) comprising at least eighty percent (80%) of the total rentable square footage of the Improvements consistent with the Rent Roll and the representations of Contributor in Section 7.1 have been delivered to and are satisfactory to Investor in its reasonable discretion, (3) the Leases to Major Tenants shall be in full force and effect and no material default or claim by landlord or tenant shall exist or have arisen under any Leases that was not specifically disclosed in the Rent Roll included in the initial delivery of the Property Information; and (4) no Major Tenant shall have initiated or had initiated against it any insolvency, bankruptcy, receivership or other similar proceeding.

“Major Tenants” means those Tenant's listed on Schedule 2.4 attached hereto.

If any tenant estoppel discloses any facts objectionable to Investor in its reasonable discretion, Contributor shall not be required to correct the alleged objectionable facts. If Contributor is unable, for any reason whatsoever, to obtain sufficient tenant estoppels to satisfy the requirements of this Section 2.4, Contributor shall be permitted to substitute therefor one or more "owner estoppels" for tenants in the aggregate comprising no more than five percent (5%) of the total rentable square footage of the Improvements. Any such owner estoppel shall be executed by Contributor on the same form and contain the same information and representations and warranties that the tenant was required to provide, except that Contributor may qualify the statements contained in such estoppel (other than statements of objectively determinable facts) with "to its knowledge." Facts disclosed in any estoppel received from a tenant may only be reasonably considered objectionable by Investor for the purposes of determining their acceptability to Investor, if the facts, if assumed to be true, would be materially inconsistent with any of Contributor’s representations and warranties contained in any of this Agreement, the Rent Roll, the Leases, or any exhibits attached hereto, or allege a material default by the landlord, and Investor agrees that any disclosure or exception contained in a tenant estoppel made by Wells Fargo Bank with respect to an on-going escalation audit and amounts in dispute related thereto (the “Audit Claims”) shall not be considered objectionable by Investor for the purpose of determining such estoppel’s acceptability to Investor. Contributor represents and warrants to Investor that the Wells Fargo Center SPE has escrowed funds sufficient to ensure payment of amounts in dispute related to the Audit Claims.

2.5Property Management Contracts; Employees. Concurrently with the Closing, Contributor shall cause any property management and leasing agreements for the Real Property to be terminated, and Venture shall cause each of the SPE's to enter into a new property management and leasing agreement with Maguire Properties, L.P. in the form of Exhibit L attached hereto (the "Property Management and Leasing Agreement"). It is acknowledged and agreed that Venture is not agreeing to acquire or acquiring any employees of Contributor in connection with the transactions contemplated by this Agreement. Both before and after Closing, Contributor shall comply with, and indemnify Investor and the SPEs against any and all losses and damages incurred in connection with any violation of, any and all laws, regulations, rules and orders applicable to employees of any SPE, other than employees of any SPE who are hired by an SPE after Closing.

2.6Ground Leases. It shall be a condition precedent to the obligation of Investor to close the purchase of the Contributed SPEs that as of Closing: (1) Venture shall have received from the ground lessor to OCP an estoppel letter in form and substance reasonably satisfactory to Investor; (2) there shall not exist any uncured default under any such ground lease; and (3) if required (or if there is any reasonable doubt regarding the need for such a consent) under any such ground lease, ground lessor to OCP shall have consented to the transactions contemplated hereby, such consent shall have been granted upon terms and conditions reasonably satisfactory to Investor and ground lessor to OCP shall have executed and delivered any documents or instruments necessary or reasonably appropriate in connection with such consent which documents and instruments shall be reasonably satisfactory to Investor. All transfer or other fees, costs and expenses charged in connection with the consent of the ground lessor shall be paid by Contributor. If the foregoing conditions relating to the ground lease of OCP are not satisfied as of Closing, Investor may elect to proceed as provided in Section 5.2 below, provided that Investor may elect to proceed with Closing only if any required consent of the ground lessor to OCP to the transactions contemplated hereby has been obtained.

2.7Existing Loans. The Property is subject to the various mortgage liens set forth on Exhibit J. The Ownership Interests are to be contributed without the release of, and Venture shall take the Property subject to the lien of the existing mortgages and related security instruments and documents (collectively, the “Existing Mortgages”) which secure payment of said loans (collectively, the “Loans”) in accordance with the following:

(a) Conditions. It shall be a condition precedent to the obligation of each of Venture and the Investor to close the transactions contemplated hereby that as of the Closing: (1) the consent of each of the lenders to the transactions contemplated hereby shall have been obtained from the lenders; (2) such consent of the lenders shall have been granted upon terms and conditions which are satisfactory to Investor in its reasonable discretion which do not obligate Venture or Investor to assume any personal liability for any of the undertakings under the Existing Mortgages as of the Closing; (3) as of the Closing there shall not exist any uncured default under any of the Existing Mortgages except for any de minimus default or default which is curable within the applicable cure period for such default; (4) as of the Closing Date the aggregate principal balance of the Loans shall not exceed $661,250,000; and (5) Contributor shall have provided reasonable evidence to Investor of the amount of any reserves or escrowed funds for rent abatements or tenant improvements held by its lenders under the Existing Mortgages, together with a schedule thereof.

(b) Costs. All transfer or other fees charged by any lender and any costs and expenses charged by any lender in connection with the consent, recording costs and expenses relating to the recordation of any mortgage assignment agreement or other documentation relating to this transaction, attorneys’ fees incurred by any lender, any title insurance premiums or costs for endorsements required by any lender, and any other costs and expenses relating to the transactions contemplated hereby shall be paid by the Venture .

(c) Cooperation. The parties shall cooperate in good faith and with reasonable diligence to secure the approval of the lenders to the transactions contemplated hereby. Investor shall have the right to negotiate directly with the lenders concerning the lenders’ consents; provided, however, that Contributor shall in each case first be afforded the opportunity to participate in such negotiations. Venture shall promptly provide to the lenders all information they may reasonably require in order to obtain the lender’s consents. If the conditions set forth in this Section 2.7 have not been satisfied as of Closing, then each of Venture and Investor may elect to proceed as provided in Section 5.2 below, provided that either of Venture or Investor may elect to proceed with Closing only if any required consent of the lenders to the transactions contemplated hereby has been obtained.

(d) Adjustment of Agreed Value. At Closing, the parties shall appropriately prorate interest and other sums (other than principal) payable pursuant to the Existing Mortgages.

2.8CCRs. If the Real Property is subject to a declaration of covenants, conditions and restrictions or similar instrument (“CCRs”) governing or affecting the use, operation, parking, maintenance, management or improvement of the Real Property, upon Investor’s request with respect to a particular CCR, Contributor shall use commercially reasonable efforts to secure and deliver to Investor prior to Closing an estoppel certificate ("CCR Estoppel"), in form and substance reasonably satisfactory to Investor, from the declarant, association, committee, agent and/or other person or entity having governing or approval rights under such CCR.

ARTICLE 3:TITLE AND SURVEY REVIEW

3.1Delivery of Title Commitment and Survey. Contributor has caused to be prepared and delivered to Venture prior to the date of this Agreement a current, effective commitment for title insurance for the Real Property (the “Title Commitments”) issued by the Title Company, in the amount of the Agreed Value, accompanied by complete and legible copies of all documents referred to in the Title Commitments, and Investor is unaware of anything missing or defective in connection therewith. Contributor has ordered one or more duly licensed surveyors to prepare updates of its existing surveys of the Real Property (the “Surveys”), and will take such actions as are requested by Investor and as are commercially reasonable in order that Venture may obtain ALTA-ACSM surveys of the Real Property. Contributor will arrange for Uniform Commercial Code, judgment, tax lien, and litigation searches in the name of Contributor, the SPEs and the Real Property (“UCC Searches”) and will deliver copies of the results promptly upon receipt and in all events prior to Closing. The Title Commitments, the documents referred to therein, the Survey and the UCC Searches are referred to herein collectively as the “Title Documents.”

3.2Title Review and Cure. Prior to the Diligence Expiration Date, Investor shall provide to Contributor and to the Title Company, Investor’s objections to title matters shown in the Title Documents; provided, however, that if Investor has not received any Title Document at least five (5) Business Days prior to the Diligence Expiration Date, then with respect to such document (and such additional matters in other Title Documents whose interpretation or understanding materially rely on such delayed document) only, Investor shall have until five (5) Business Days after its receipt of the delayed Title Document to object to title matters shown therein or to such additional matters whose interpretation or understanding materially relied thereon. Contributor will cooperate with Venture and Investor in curing the objections Investor has to title to the Property, but Contributor shall have no obligation to cure title objections except liens and security interests of a definite or ascertainable monetary amount which may be removed by the payment of money (excluding however, the liens that secure the debt listed on Exhibit J attached hereto and made a part hereof), which liens and security interests Contributor shall cause to be released (or bonded over in a manner reasonably satisfactory to Investor) at the Closing. Contributor agrees to remove exceptions or encumbrances to title which arise after the effective date of the Title Commitment as a result of the intentional acts or omissions of Contributor. If Contributor fails either to provide for the removal of such exceptions or objections or to obtain affirmative title insurance protection for such exceptions or objections satisfactory to Investor in Investor’s reasonable discretion prior to Closing, then, except as set forth in the second sentence of this Section 3.2, Contributor shall have no liability to Venture or Investor on account of such failure and Investor may elect to terminate this Agreement by delivering written notice to Contributor prior to Closing. Upon delivery of such termination notice by Investor, this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement except pursuant to any provisions which by their terms survive a termination of this Agreement. If after the effective date of the Title Commitment the Title Company revises the Title Commitment, or the surveyor revises the Survey, to add or modify exceptions, or to add or modify the conditions to obtaining any endorsement requested by Investor, then Investor may terminate this Agreement if provision for their removal or modification reasonably satisfactory to Investor is not made. Investor shall have been deemed to have approved any title exception that Contributor is not obligated to remove (it being understood and agreed that Contributor shall be obligated to remove or bond over, to Investor’s reasonable satisfaction, all liens and security interests of a definite or ascertainable monetary amount which may be removed by the payment of money other than those listed on Exhibit J) and to which either Investor did not object as provided above, or to which Investor did object, but with respect to which Investor did not terminate this Agreement.

3.3Delivery of Title Policy at Closing. As a condition to each of Venture’s and Investor’s obligation to close, the Title Company shall deliver to Venture at Closing for each parcel of Real Property and the Improvements thereon, an ALTA Owner’s Policy of title insurance issued by the Title Company as of the date and time of the Closing, in the amount of the Agreed Value, containing coverage substantially equivalent to or better than the coverage currently available to each of the SPEs under their existing title insurance policies, insuring each SPE as owner of fee simple title, or ground leasehold estate, as the case may be, to the applicable Real Property, and subject only to the Permitted Exceptions, and providing the Venture's Endorsements (the “Title Policy”). “Permitted Exceptions” means the permitted exceptions set forth on Exhibit K to this Agreement; real estate taxes and assessments not yet delinquent; tenants in possession as tenants only under the Leases without any option to purchase or acquire an interest in the Real Property; and any other encumbrance affecting the Real Property for which Contributor or any SPE delivers to Title Company at or prior to Closing, proper instruments in recordable from canceling such encumbrance, together with funds to pay the cost of recording and canceling the same, and which encumbrance is omitted from the Title Policy. “Venture’s Endorsements” shall mean, to the extent such endorsements are available from the Title Company and generally available under the laws of the state in which the Real Property is located: (1) non-imputation; (2) Fairway; (3) all endorsements contained in each SPE’s existing title policy; and (4) such other endorsements as Investor may reasonably require based on its review of the Title Commitments and Surveys, but only with respect to title exceptions not taken on the SPE’s existing title policies. Contributor shall execute at Closing an ALTA Statement (Owner’s Affidavit) and any other documents, undertakings or agreements reasonably and customarily required by the Title Company to issue the Title Policy in accordance with the provisions of this Agreement. Contributor shall provide Title Company with a “gap undertaking” to enable the Title Company to issue the Title Policy in the form required without exception for any item recorded between the last date of title approved by Investor and the date of Closing.

3.4Title and Survey Costs. Contributor shall pay for the cost of the Surveys, including any revisions necessary to make the Surveys conform to the requirements of this Agreement, the premium for the Title Policies as if the same had been issued with standard coverage and not extended coverage, and the cost of the UCC Searches. Venture shall pay for the cost of the premium for the extended coverage provided by the Title Policies and for Venture’s Endorsements.

ARTICLE 4:OPERATIONS AND RISK OF LOSS

4.1Ongoing Operations. During the pendency of this Agreement, Contributor covenants it shall use commercially reasonable efforts to do or cause the following to be done; provided, however, that except with respect to the matters described in Sections 4.1(b), 4.1(d) and 4.1(i), any failure of Contributor to do or cause any of the same shall not be a breach of or default under this Agreement; provided further, however, that all shall be a condition precedent to Investor's obligations hereunder as provided in Section 5.2:

(a) Preservation of Business. Contributor shall cause the Property to be operated only in the ordinary and usual course of business and consistent with past practice, shall maintain current staffing levels, shall preserve intact the Property (ordinary wear and tear and casualty covered by insurance excepted), preserve the good will and advantageous relationships of Contributor with tenants, customers, suppliers, independent contractors, employees and other persons or entities material to the operation of its business, shall perform in all material respects its obligations under Leases and other agreements affecting the Property and shall not knowingly take or omit to take any action which would cause any of the representations or warranties of Contributor contained herein to become inaccurate in any material respect or any of the covenants of Contributor to be breached.

(b) Maintenance of Insurance. Contributor shall cause the SPEs to continue to carry its or their existing insurance with respect to the SPE Property through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

(c) New Contracts. Without Investor’s prior written consent in each instance, which will not be unreasonably withheld, Contributor will not enter into or amend, terminate, waive any default under, or grant concessions regarding any contract or agreement that will be an obligation affecting the Property or binding on the Venture after the Closing, except in the ordinary course of business.

(d) Listing and Other Offers. Contributor will not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of any of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of any of the Property.

(e) Leasing Arrangements. Contributor will not amend, terminate, waive any default under, grant concessions regarding, incur any obligation for leasing commissions in connection with, or enter into, any Major Lease (or enter into any sublease under that certain Denver Center Lease Agreement between Maguire Properties—Denver Center, LLC, as landlord, and Contributor, as tenant, dated as of March 15, 2005, that would constitute a Major Lease), without Investor’s prior written consent in each instance, which will not be unreasonably withheld.

(f) Removal and Replacement of Personal Property. Contributor will not remove any Personal Property unless it is replaced with a comparable item of equal quality and quantity as existed as of the time of such removal, or is obsolete and no comparable item is reasonably necessary.

(g) Maintenance of Permits. Contributor shall maintain in existence all licenses, permits and approvals, if any, in its name necessary or reasonably appropriate to the ownership, operation or improvement of the Property.

(h) Permits and Encumbrances. Contributor shall not: encumber the Property or create or modify any exceptions to title to the Property; initiate or consent to any action with respect to zoning or other Property entitlements or permits; or, except in the ordinary course of business, transfer, modify or otherwise dispose of any Intangible Property that is to be assigned hereunder.

(i) Actions by SPEs. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement, prior to the Closing, without the prior written consent of the Investor (which consent may be withheld in Investor’s sole and absolute discretion), the Contributor shall not permit any of SPE to:

(i) amend or modify its limited liability company agreement;

(ii) issue, sell, pledge or dispose of, grant or otherwise create, or agree to issue, sell, pledge or dispose of, grant or otherwise create any membership interests or partnership interests, or any debt or any securities convertible into or exchangeable for membership or partnership interests in such entities;

(iii) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any membership interests or partnership interests in such entities (including any options with respect to their respective membership interests and partnership interests and any security convertible or exchangeable into their respective membership interests or partnership interests);

(iv) incur, or become contingently liable with respect to, any new or additional indebtedness or guarantee any indebtedness or issue any debt securities, other than in the ordinary course of business and which does not materially impact or adversely affect any SPE or its ability to consummate the transaction described herein;

(v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business entity;

(vi) mortgage or otherwise encumber or subject to any new or additional lien (other than annual tax liens) any of its properties or assets;

(vii) acquiesce in or admit liability with respect to any claim against it, or, except in the ordinary course of business, waive, surrender or compromise any claim it possesses;

(viii) commence or allow to be commenced on their behalf any action, suit or proceeding affecting them or with respect to all or any portion of any Property or Real Property, except in the ordinary course of business; or

(ix) authorize any of, or commit or agree to take any of, the foregoing actions.

With respect to the matters described in Sections 4.1(b), 4.1(d) and 4.1(i) only, the foregoing covenant shall survive the Closing.

4.2Operating Expenses. Excluding operating expenses that tenants are obligated to pay directly and any work not contracted for by Contributor, Contributor shall cause the SPEs to pay all accrued operating expenses of the Real Property for the period prior to the Closing as the same become due whether or not payable prior to the Closing, and all valid bills rendered by contractors, laborers and materialmen performing work upon or furnishing materials to the Property for the period prior to the

Closing as the same become due, whether or not payable prior to the Closing. Without duplicating Article 6, Contributor shall be entitled to a credit pursuant to Article 6 on account of any expenses that it has paid prior to the Closing that relate to the period of time after the Closing and Venture shall be entitled to a credit pursuant to Article 6 on account of any expenses that it is obligated to pay after the Closing that relate to the period of time prior to the Closing.

4.3Damage. All risk of loss with respect to the Property shall remain with Contributor until the Closing, when full risk of loss with respect to the Property shall pass to Venture. Contributor shall promptly give Investor written notice of any damage to the Property in excess of $50,000, describing such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage. If such damage is not material, then (1) Contributor shall, to the extent possible, begin repairs prior to the Closing out of any insurance proceeds received by Contributor for the damage, (2) at Closing Venture shall receive all insurance proceeds not applied to the repair of any such Property prior to the Closing (including rent loss insurance applicable to any period from and after the Closing) due to Contributor for the damage, (3) any uninsured damage or deductible (including rent abatement not covered by rent loss insurance), as reasonably agreed upon by Investor and Contributor, shall be credited to Venture at Closing, and (4) Venture shall assume the responsibility for the repair after the Closing. If such damage is material, Investor may elect by notice to Contributor given within fourteen (14) days after Investor is notified of such damage (and the Closing shall be extended, if necessary, to give Investor such fourteen (14) day period to respond to such notice) to (i) proceed in the same manner as in the case of damage that is not material or (ii) terminate this Agreement in its entirety subject to any provisions which by their terms expressly survive such termination. Damage shall be deemed material if the cost to repair the damage to any single Improvement exceeds Five Percent (5%) of the Agreed Value for such Improvement.

4.4Condemnation. Contributor shall promptly give Investor notice of any eminent domain proceedings that it learns are contemplated, threatened or instituted with respect to the Real Property. By notice to Contributor given within fourteen (14) days after Investor receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property, and if necessary the Closing Date shall be extended to give Investor the full 14 day period to make such election, Investor may terminate this Agreement if it reasonably concludes that such matter is likely to substantially and adversely affect the economic value, use or operation of any of the Improvements, or proceed under this Agreement, in which latter event Contributor shall, at the Closing, assign to Venture its entire right, title and interest in and to any condemnation award, and Investor shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.

ARTICLE 5:CLOSING

5.1Closing and Escrow. The consummation of the transaction contemplated herein (“Closing”) shall occur not later then ten (10) Business Days after the satisfaction of all conditions precedent to Closing (“Closing Date”) at the Los Angeles offices of Skadden, Arps, Slate, Meagher & Flom, LLP with the assistance of First American Title Insurance Company, 30 North LaSalle Street, Chicago, Illinois 60602, Attention: Mary Lou Kennedy, Senior National Counsel, 312-917-7202; Email: mkennedy@firstam.com (the “Title Company”). Funds (other than those subject to the Blocked Account Agreement) shall be deposited into and held by Title Company in a closing escrow account with a bank satisfactory to Investor and Contributor. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Title Company to immediately record and assist with delivering the closing documents to the appropriate parties and making disbursements according to the closing statements executed by Contributor, Venture and Investor. The Title Company shall agree in writing with Contributor, Venture and Investor that release of funds to the Contributor shall irrevocably commit it to issue the Title Policies in accordance with this Agreement. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Contributor, Venture and Investor agree to execute such supplemental escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement.

5.2Conditions to the Parties’ Obligations to Close. In addition to all other conditions set forth herein, the obligation of Contributor, on the one hand, and Investor, on the other hand, to consummate, and the obligation of the Venture to consummate, the transactions contemplated hereunder shall be contingent upon the following:

(a) Completion by Macquarie Office Trust, an Australian listed property trust, of a underwritten equity offering in Australia in an amount not less than A.U. $250,000,000.00 for the purpose of raising funds to consummate the transactions contemplated by this Agreement and the Additional Agreements;

(b) The other party’s representations and warranties contained herein shall be true and correct in as of the date of this Agreement and the Closing, subject to any update to any party's representations and warranties pursuant to this Agreement, provided such update shall not disclose any new facts that are material and adverse in relation to the applicable original representation and warranty;

(c) As of the Closing, the other party shall have performed its obligations hereunder and all deliveries to be made by the other party at Closing have been tendered;

(d) As a condition to each of Venture’s and Investor's and Contributor's obligation to close, the Wells Fargo SPE shall have obtained in writing any required consent of the tenant under the December 30, 1988 lease between United Bank of Denver, National Association, as tenant and 1700 Lincoln Limited as landlord;

(e) As a condition to each of Venture’s and Investor's obligation to close, Sections 2.4, 2.5, 2.6, 2.7, and 3.3 shall have been fully complied with; and as a condition to Contributor's obligation to close, the consents required under Sections 2.6 and 2.7 shall have been obtained;

(f) [Intentionally Omitted.]

(g) There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the operation or value of the SPEs, the Property or the other party’s ability to perform its obligations under this Agreement;

(h) As a condition to each of Venture’s and Investor's obligation to close, the physical condition of the Property shall be substantially the same on the Closing Date as on the date of this Agreement, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of a casualty loss or proceeding in eminent domain, in which case the provisions of Sections 4.3 and 4.4 shall govern;

(i) There shall exist no pending or threatened action, suit or proceeding with respect to the other party or any SPE before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby;

(j) [Intentionally Omitted]

(k) [Intentionally Omitted]

(l) Each other condition set forth in this Agreement to such party’s obligation to close is satisfied by the applicable date;

(m) As a condition to Investor’s obligation to close, there shall be no written notice issued after the date hereof of any material violation or alleged material violation of any law, rule, regulation or Code, including building code, with respect to the Property or any Contributed SPE, which has not been corrected to the satisfaction of the issuer of the notice;

(n) As a condition to each Venture’s and Investor’s obligation to close, at Closing no SPE shall be in default under any material agreement, and Contributor shall not be in default under any material agreement to be assigned to, or obligation to be assumed by, Venture under this Agreement.

(o) [Intentionally Omitted.]

(p) [Intentionally Omitted.]

(q) [Intentionally Omitted.]

(r) [Intentionally Omitted]

(s) [Intentionally Omitted]

(t) As of the Closing, the pledge of the Ownership Interests pursuant to that certain Credit Agreement dated as of March 15, 2005, among Maguire Properties, Inc., Maguire Properties, L.P., Maguire Properties Holdings I, LLC, Credit Suisse First Boston as collateral agent and administrative agent, and the lenders and other parties thereto, shall have been terminated.

(u) Escrow Agent shall have delivered to Contributor and Venture all funds specified in the Joint Written Direction referred to in Sections 5.3(s) and 5.4(h), and the parties to this Agreement shall have received all amounts to which they are entitled from prorations and adjustments provided for herein.

So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the date that is six (6) months after the date of this Agreement, such party may, in its sole discretion: (i) terminate this Agreement by delivering written notice to the other parties (provided, however, that any such termination notice shall not become effective unless the Closing shall not have occurred prior to the end of the extension period described in clause (ii) immediately following, but only if any other party entitled to do so has delivered a notice of extension as described in such clause (ii) within five (5) business days of receiving a termination notice as provided in this clause (i)); (ii) extend the time available for the satisfaction of such condition by up to a total of thirty (30) days provided such party in good faith believes that such condition will be satisfied during the time of such extension; or (iii) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition (except for a breach by Contributor of its covenants in Section 4.1(b), 4.1(d) and 4.1(i), in which case the Closing shall not relieve Contributor from any liability it would otherwise have hereunder). If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, (x) such party may elect to proceed pursuant to either clause (i) or (iii) above, or

(y) if any other party had previously given a termination notice pursuant to clause (i) above, this Agreement shall thereupon terminate.

Contributor, Venture and Investor acknowledge and agree that: (i) the Closing under this Agreement is subject to, conditioned upon, and shall take place substantially concurrently with, the closing contemplated by: (A) that certain purchase and sale agreement dated of even date herewith between Contributor and Investor relating to the sale of the Ownership Interests in Maguire/Cerritos I, LLC (the “Cerritos P&S”) (B) that certain contribution agreement between Investor and Venture dated of even date herewith relating to the Ownership Interests in Maguire/Cerritos I, LLC (the “Cerritos Contribution Agreement”); and (C) that certain contribution agreement between Investor and Venture dated of even date herewith relating to the Ownership Interests in Maguire Properties-Stadium Gateway, LLC, which limited liability company is the owner of the Stadium Gateway office building and land in Anaheim, California (the “Stadium Gateway Contribution Agreement,” and collectively with the Cerritos P&S and the Cerritos Contribution Agreement, the “Additional Agreements”); and (ii) any default by (t) Maguire Properties, L.P. under the Stadium Gateway Contribution Agreement shall be a default of Contributor under this Agreement; (u) Maguire Properties, L.P. under the Cerritos P&S shall be a default by Contributor under this Agreement; (v) Macquarie Office II LLC under the Cerritos P&S shall be a default by Investor under this Agreement; (w) Macquarie Office II LLC under the Cerritos Contribution Agreement shall be a default by Investor under this Agreement; (x) Maguire Macquarie Office LLC under the Cerritos Contribution Agreement shall be a default by Venture under this Agreement; (y) Macquarie Office II LLC under the Stadium Gateway Contribution Agreement shall be a default of Investor under this Agreement; and (z) Maguire Macquarie Office LLC under the Stadium Gateway Contribution Agreement shall be a default by Venture under this Agreement.

5.3Contributor’s Deliveries. Prior to the Closing, and as additional conditions to the obligations of Venture and Investor hereunder, Contributor shall deliver the following:

(a) Assignment of Ownership Interests. An Assignment of Ownership Interests in the form attached hereto as Exhibit X (an “Assignment”) executed by Contributor with respect to each Contributed SPE, absolutely and unconditionally assigning, contributing, transferring, conveying and delivering to Venture good, indefeasible title to and ownership of one hundred percent (100%) of the Ownership Interests in each such Contributed SPE free and clear of all security interests, liens, charges and encumbrances.

(b) Amended and Restated LLC Agreement. A counterpart signature page to the Amended and Restated LLC Agreement executed by Contributor and in the form attached hereto as Exhibit P.

(c) Lender Consents. All lender consents pursuant to Section 2.7.

(d) Certificate. A certificate from Contributor that each of the representations and warranties contained in Section 7.1 hereof are true and correct as of the Closing. Notwithstanding the foregoing, such certificate shall (i) contain (x) an updated Rent Roll and (y) an updated list of the Leases and Service Contracts, each of which Contributor shall certify to be materially true and correct as of Closing, and (ii) be updated as necessary to reflect facts which have changed since the date of this Agreement; however, no such update shall relieve Contributor from any liability (which shall survive the Closing) with respect to any breach of the covenants in Sections 4.1(b), 4.1(d) and 4.1(i).

(e) Ground Lessor Consents and Estoppels. All ground lessor estoppels and consents required pursuant to Section 2.6.

(f) State Law Disclosures. Such disclosures, tax declarations and reports as are required by applicable state and local law in connection with the transactions contemplated hereby;

(g) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit providing that Contributor is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), executed by Contributor. If Contributor fails to provide the necessary affidavit and/or documentation of exemption on the Closing, Venture may proceed in accordance with the withholding provisions in such Act;

(h) Tenant Estoppels. Estoppel certificates satisfying the conditions in Section 2.4 ;

(i) [Intentionally Omitted.]

(j) Termination of Property Management and Leasing Agreements. Terminations of any existing property management and leasing agreements;

(k) Lien Waiver. If applicable under local law, a waiver of any lien rights by the company managing the Property for Contributor immediately prior to the time of Closing;

(l) CCRs. Any CCR Estoppels obtained by Contributor;

(m) Authority. Evidence of the existence, formation and authority of Contributor and each Contributed SPE and of the authority of the persons executing documents on behalf of Contributor and Contributed SPE, an ALTA statement, and any other customary documents, undertakings, affidavits or agreements required by the Title Company, all in form reasonably satisfactory to the Title Company;

(n) [Intentionally Omitted.]

(o) [Intentionally Omitted.]

(p) Reliance Letters. Reliance letters addressed to and for the benefit of each respective SPE and Venture from the issuers and preparers of all Reports (as defined in Exhibit H) which are not by their terms already addressed to and allowed to be relied upon by the respective SPEs;

(q) Income Target Agreement. A counterpart signature page to the Income Target Agreement executed by Contributor and in the form attached hereto as Exhibit E;

(r) ROFO Agreement. A counterpart signature page to the Right of First Opportunity Agreement executed by Contributor and in the form attached hereto as Exhibit G;

(s) Joint Written Direction. A Joint Written Direction (as defined in the Blocked Account Agreement) directing the Escrow Agent (as defined in the Blocked Account Agreement) to disburse $101,000,000 to Contributor (subject to prorations and adjustments required by the Cerritos P&S), $122,413,158 to Venture (subject to prorations and adjustments required by this Agreement), and the remaining portion of the Initial Escrow Amount (as defined in the Blocked Account Agreement), if any, as directed in the final closing statement;

(t) Property Management and Leasing Agreement. A counterpart signature page to the Property Management and Leasing Agreement executed by Contributor and in the form attached hereto as Exhibit L;

(u) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Contributor hereunder.

5.4Investor’s Deliveries. Prior to the Closing, and as additional conditions to the obligations of Venture and Contributor hereunder, Investor shall deliver the following:

(a) Monies. To Escrow Agent, $122,413,158, plus or minus applicable prorations, in immediate, same-day federal funds;

(b) Amended and Restated LLC Agreement. A counterpart signature page to the Amended and Restated LLC Agreement executed by Investor and in the form attached hereto as Exhibit P.

(c) State Law Disclosures. Such disclosures, tax declarations and reports as are required by applicable state and local law in connection with the transactions contemplated hereby;

(d) Certificate. A certificate from Investor that each of the representations and warranties contained in Section 7.2 hereof is true and correct as of the Closing;

(e) Authority. Evidence of the existence, formation and authority of Investor and of the authority of the persons executing documents on behalf of Investor, and any other customary documents, undertakings, affidavits or agreements required by the Title Company, all in form reasonably satisfactory to the Title Company;

(f) Income Target Agreement. A counterpart signature page to the Income Target Agreement executed by Investor and in the form attached hereto as Exhibit E;

(g) ROFO Agreement. A counterpart signature page to the Right of First Opportunity Agreement executed by Investor and in the form attached hereto as Exhibit G;

(h) Joint Written Direction. A Joint Written Direction directing the Escrow Agent to disburse $101,000,000 to Contributor (subject to prorations and adjustments required by the Cerritos P&S), $122,413,158 to Venture (subject to prorations and adjustments required by this Agreement), and the remaining portion of the Initial Escrow Amount, if any, as directed in the final closing statement; and

(i) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Investor hereunder.

5.5Venture’s Deliveries. Prior to the Closing, and as additional conditions to the obligations of Contributor and Investor hereunder, Venture shall deliver the following:

(a) Assignment of Ownership Interests. A counterpart signature page to each of the Assignments executed by Venture.

(b) Amended Operating Agreements. With respect to each SPE, an amendment to the limited liability company agreement of each SPE providing for a change in the sole member thereof from Contributor to Venture.

(c) State Law Disclosures. Such disclosures, tax declarations and reports as are required by applicable state and local law in connection with the transactions contemplated hereby;

(d) Income Target Agreement. A counterpart signature page to the Income Target Agreement executed by Venture and in the form attached hereto as Exhibit E;

(e) Property Management and Leasing Agreement. A counterpart signature page to the Property Management and Leasing Agreement executed by Venture and in the form attached hereto as Exhibit L; and

(f) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Venture hereunder.

5.6Closing Statements/Escrow Fees; Contributions to Venture. Contributor, Venture and Investor shall deposit with the Title Company executed closing statements consistent with this Agreement in the form required by the Title Company. The Title Company’s escrow fee, closing charges, and any cancellation fee shall be paid by Venture, and Venture shall pay the cost of all due diligence expenses of Venture and Investor as well as customary real estate closing costs customarily borne by a purchaser of real estate. If Contributor, Venture and Investor cannot agree on the closing statement to be deposited as aforesaid because of a dispute over the prorations and adjustments set forth therein, the Closing nevertheless shall occur, and the amount in dispute shall be paid out upon the agreement of the parties or pursuant to court order upon resolution or other final determination of the dispute. In the event that the closing statements indicate that there is a net amount due from Venture (whether as a result of prorations or adjustments, or as a result of fees or expenses payable to third parties by Venture pursuant to the terms hereof), at Closing Investor shall contribute to Venture 80% and Contributor shall contribute to Venture 20% of such net amount due.

5.7Sales, Transfer, and Documentary Taxes. If and to the extent required by the applicable law or governmental agency, Contributor shall pay all state or local transfer, deed, sales or similar taxes and fees customarily paid by a seller in connection with this transaction under applicable state or local law and Venture shall pay all state or local transfer, deed, sales or similar taxes and fees customarily paid by a buyer in connection with this transaction under applicable state or local law.

5.8Possession. At the time of Closing, Contributor shall convey and assign to Venture the Ownership Interests in the Contributed SPEs, subject only to the Permitted Exceptions.

5.9Delivery of Books and Records. At the Closing, except to the extent maintained by the respective SPEs or the property managers of the Improvements, Contributor shall deliver to the offices of Venture’s property manager: the original Leases and Service Contracts; copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all permits and warranties; all advertising materials, booklets, keys and other items, if any, used in the operation of the Property; and, if in Contributor’s or its property manager’s possession or control, the original “as-built” plans and specification; all other available plans and specifications and all operation manuals. Contributor shall cooperate with Venture after Closing to transfer to Venture any such information stored electronically.

5.10Management and Leasing Agreement. At the Closing, existing property management and leasing agreements shall have been terminated and the Property Management and Leasing Agreement executed and delivered.

5.11Master Lease. At Closing Venture, as landlord, and Contributor, as tenant, shall execute and deliver a master lease in the form attached hereto as Exhibit U for One California Plaza, Wells Fargo Center and San Diego Tech Center.

5.12 [Intentionally Omitted.]

5.13Parking Agreements. At Closing, Contributor shall assign to the Venture all its agreements relating to parking that do not otherwise run to and for the benefit of and are enforceable directly by the applicable SPE.

5.14 [Intentionally Omitted]

5.15Prohibition on Certain Transactions. In the event that Investor terminates this Agreement in accordance with the terms hereof due solely to a failure of Contributor to satisfy a condition to Closing or a default by Contributor hereunder, then:

(a) during the period beginning on the effective date of such termination (the “Termination Date”) and ending as of the earlier of (i) the date that is six (6) months following the Termination Date and (ii) the date that is twelve (12) months following the date of this Agreement, Contributor shall not contract for or consummate any Sale Transaction with respect to the property subject to the Cerritos P&S (the “Cerritos Property”) or any of the four (4) separate properties comprising the Property (the Cerritos Property and each of such separate properties being hereinafter referred to as the “Separate Properties”); provided, however, following the Termination Date, Maguire shall be permitted to contract for and consummate one or more Sale Transactions with respect to no more than three (3) of the Separate Properties, so long as (A) no Sale Transaction is consummated prior to the date that is the earlier to occur of (x) three (3) months following the Termination Date and (y) twelve (12) months following the date of this Agreement; and (B) no more than one Sale Transaction is consummated with the same party or any affiliates of such party with respect to two (2) of the Separate Properties; and

(b) during the period beginning on the Termination Date and ending as of the earlier of (i) the date that is twelve (12) months following the Termination Date and (ii) the date that is eighteen (18) months following the date of this Agreement, Maguire shall not consummate or contract for any Portfolio Sale Transaction.

As used herein:

“Sale Transaction” shall mean, with respect to any of the Separate Properties, any transaction involving the sale, contribution or other similar disposition of all or substantially all of such Separate Property or the issuance, sale, contribution or other similar disposition of, or any recapitalization involving, any membership, partnership or other ownership interests in the SPE owning such Separate Property.

“Portfolio Sale Transaction” shall mean a Sale Transaction or a series of Sale Transactions with the same party or with two or more parties, any of which is an affiliate of another, involving four or more of the Separate Properties.

This provision shall survive termination of this agreement.

5.16Loan Reserves. Contributor and Investor agree that Venture shall cause the SPEs to use, to the extent available, existing rent abatement and tenant improvement reserves on deposit or in escrow under the Existing Mortgages, for their intended purposes, prior to using any gross revenues generated from the SPE Property to fund such costs or expenses. This provision shall survive the Closing.

ARTICLE 6:PRORATIONS AND ADJUSTMENTS

6.1Prorations. Not less than ten (10) Business Days prior to Closing, Contributor shall provide to Investor such information and verification reasonably necessary to support the prorations and adjustments under this Article 6. The items in subparagraphs (a) through (e) of this Section 6.1 shall be prorated between Contributor and Venture, based on the actual number of days in the applicable period, as of the close of the day immediately preceding the Closing, the Closing being a day of income and expense to Venture:

(a) Ground Leases. The rent and all other payments under the ground leases shall be prorated as of the close of the day immediately preceding the Closing.

(b) Taxes and Assessments. Contributor shall receive a credit for any real estate taxes and assessments (including, without limitation, any assessments imposed by private covenant) paid by it to the extent such payment is applicable to any period after the Closing, even if such taxes and assessments were not yet due and payable. Venture shall receive a credit for any accrued but unpaid real estate taxes and assessments (including, without limitation, any assessments imposed by private covenant) applicable to any period before the Closing, even if such taxes and assessments are not yet due and payable, and Venture shall thereupon become responsible to pay such unpaid real estate taxes and assessments. If the amount of any such taxes have not been determined as of Closing, such credit shall be based on 102% of the most recent ascertainable taxes (with an adjustment to be effected by payment from Contributor to Venture or by Venture to Contributor upon the final determination of such amount); provided, however, that if the Real Property has not been assessed on a completed basis but will be for the current year or other applicable period, the parties shall estimate such proration based upon an assessed value equal to the Agreed Value. Such taxes shall be reprorated upon issuance of the final tax bill. Venture shall receive a credit for any unpaid special assessments which have been levied or charged against the Real Property prior to the Closing, whether or not then due and payable. Any attorneys' fees incurred by either Contributor or Venture in connection with the reduction of real estate taxes benefiting each of Contributor’s and Venture’s period of ownership, respectively, also shall be prorated.

(c) Collected Rent. Venture shall receive a credit for any rent and other income (and any applicable state or local tax on rent) under Leases collected by Contributor before Closing that applies to any period after Closing. Uncollected rent and other uncollected income shall not be prorated at Closing. After Closing, Venture shall apply all rent and income collected by Venture from a tenant first to such tenant’s monthly rental for the current month and then to arrearages in the reverse order in which they were due, remitting to Contributor, after deducting collection costs, any rent properly allocable to Contributor’s period of ownership. Venture shall bill and attempt to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Contributor shall not have the right to seek collection from any Major Tenants of any rents or other income applicable to any period before the Closing. Contributor shall not have the right to seek collection from any other tenants of any rents or other income applicable to any period before the Closing unless and until Venture’s aforesaid attempts to collect such amounts have been unsuccessful, such amounts have been past due for more than 180 days, Contributor provides at least ten (10) Business Days prior written notice to and approval (not to be unreasonably withheld) by Venture of its intended collection notices and copies of all communications it intends to send to such tenant, and obtains Venture’s prior written consent (not to be unreasonably withheld) to any proposed legal action. In no event shall Contributor have any right to commence or take any action which would affect in any manner the Lease or any tenant’s right to possession of any portion of the Property or be in the form of any eviction, forcible entry and detainer or other similar action. Any rent or other income received by Contributor or Venture after Closing which are owed to the other shall be held in trust and remitted to the other promptly after receipt.

(d) Operating Expense Pass-throughs. Taxes, insurance, utilities, maintenance and other operating costs and expenses incurred by Contributor or any SPE in connection with the ownership, operation, maintenance and management of the Property (collectively, Operating Expenses") shall be prorated as of the Closing. Contributor or the SPEs, as landlord under the Leases, are currently collecting from tenants under the Leases additional rent to cover certain Operating Expenses (collectively, "Operating Expense Pass-throughs"). If Contributor or any SPE collected estimated prepayments of Operating Expense Pass-throughs in excess of any tenant’s actual share of such expenses, then if the excess can be determined by the Closing, Venture shall receive a credit for the excess or, if the excess cannot be determined at Closing, Venture shall receive a credit based upon an estimate, and the parties shall make an adjusting payment between them when the correct amount can be determined. In either event, Venture shall be responsible for crediting or repaying those amounts to the appropriate tenants. If Contributor or any SPE collected estimated prepayments of Operating Expense Pass-throughs attributable to any period after Closing, Contributor shall pay or credit any such amounts to Venture at Closing.

(e) Service Contracts. Contributor or Venture, as the case may be, shall receive a credit for regular charges under Service Contracts pursuant to this Agreement paid and applicable to Venture’s period of ownership of the Ownership Interests or payable and applicable to Contributor’s period of ownership of the Ownership Interests, respectively.

(f) Utilities. Contributor shall attempt to cause the meters, if any, for utilities to be read the day on which the Closing occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than 30 days before the Closing; and such adjustment shall be reprorated when the next utility bills are received.

(g) Proration of other Items. Any other items of income and expense pertaining to the Property and which are customarily prorated between buyers and sellers of real property shall be prorated between the parties.

(h) Payments between Parties. Except as otherwise set forth in Section 6.2, to the extent prorations cannot reasonably be determined as of the Closing, such prorations shall be determined as promptly thereafter as reasonably possible, and prompt payments shall thereupon be made between the parties as appropriate.

6.2Tenant Reconciliation and Post-Closing Adjustments. On or before May 1 of the year following the year in which the Closing occurs, Contributor shall prepare and present to Venture a final calculation of: (i) Operating Expense Pass-throughs; and (ii) the revenues and expenses described in Section 6.1, each for Contributor’s period of ownership of the Ownership Interests. Such final calculation shall include a general ledger pertaining to the portion of the year under Contributor’s ownership along with supporting documentation of tenant’s calculations and base year determinations (if applicable). Venture shall have thirty (30) days from receipt, to review said calculations of Operating Expense Pass-throughs and revenues and expenses described in Section 6.1. If Contributor or any SPE collected payments of Operating Expense Pass-throughs in excess of any tenant’s share of such expenses, Venture shall receive a credit for the excess and shall be responsible for crediting or repaying those amounts to the appropriate tenants. If Contributor or any SPE under-collected payments of Operating Expense Pass-throughs for any tenant’s share of such expenses, an adjustment will be made between the parties after year-end billing, but subject to receipt of said sums from said tenants. Venture shall attempt to collect such sums in accordance with Section 6.1(c), but Contributor shall have no right to collect such amounts from any current tenant. And if the final calculation of the revenues and expenses described in Section 6.1 is determined to have been inaccurate, either Contributor or Venture, as the case may be, shall make an appropriate payment to the other to remedy such inaccuracy.

6.3Leasing Commissions. Contributor represents and warrants to each of Venture and Investor that all leasing commissions due to leasing or other agents for the current remaining term of each Lease (determined without regard to any unexercised termination or cancellation right and not taking into account any unexercised extension options) have been paid in full. At Closing, Venture shall assume leasing commissions which may become due to cooperating brokers as a result of the renewal or expansion of any Lease as a result of the exercise of such right after the Date of this Agreement or any new Leases approved by Investor after the date hereof. Contributor represents and warrants to Investor that to Contributor’s Knowledge, none of the leasing commissions due or to become due on the renewal or expansion of any lease under commission agreements existing as of the date hereof contain above-market leasing commissions.

6.4Tenant Improvements and Allowances. Tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or the tenant), tenant allowances, rent abatement, moving expenses and other out-of-pocket costs directly related to the foregoing which are the obligation of the landlord under Leases shall be allocated between the parties according to whether such obligations arise in connection with (1) Leases executed as of the date of this Agreement other than with respect to renewal or expansion rights under such Leases properly exercised after the date of this Agreement (collectively, “Existing TI Obligations”), or (2) Leases or amendments entered into during the pendency of this Agreement and approved by Investor pursuant to Section 4.1(e) and renewals or expansion rights properly exercised after the date of this Agreement (“New TI Obligations”):

(a) Existing TI Obligations. If, by Closing, Contributor has not completed and paid in full Existing TI Obligations, then Contributor shall retain the obligation to complete and pay for (and all liability with respect to) such Existing TI Obligations to the extent the relevant SPE does not have sufficient designated reserves or escrowed funds to pay the same. The obligations in this Section 6.1(a) shall survive the Closing.

(b) New TI Obligations. At Closing, Venture shall reimburse Contributor for the cost for New TI Obligations properly performed and paid for by Contributor if the related Lease or Lease amendment or such obligations were expressly approved in writing by Investor, and Venture shall assume the obligation to perform and pay for such New TI Obligations.

(c) Change Orders. Contributor shall not agree to any material change orders or additions to tenant improvements or changes in the scope of work or specifications with respect to New TI Obligations without Investor’s prior written approval.

(d) Evidence of Payment. At Closing, Contributor shall provide any reasonable indemnity or other assurance to enable the Title Company to insure against any claims against the Property arising from work performed before the Closing. If such coverage is not available, Contributor shall indemnify, defend and hold Venture harmless with respect to any and all such claims.

(e) Assignment of Construction-Related Contracts. If Venture is responsible for completing tenant improvements pursuant to the foregoing provisions, at Closing Contributor shall assign to the SPEs all its contracts (including, without limitation, contracts with contractors, architects and/or consultants) related to such construction of tenant improvements, pursuant to an assignment instrument in form and substance acceptable to Investor, and Contributor further shall cause to be delivered to Venture at Closing written consents and acknowledgments of such other parties to such contracts consenting to such assignment and otherwise in form and substance acceptable to Investor.

6.5Tenant Deposits. All tenant security deposits (and interest thereon if required by law or contract to be earned thereon), a complete list of which Contributor hereby represents and warrants is attached as Exhibit O hereto, shall be transferred or credited to Venture at Closing. As of the Closing, Venture shall assume Contributor’s obligations related to tenant security deposits, but only to the extent they are properly credited or transferred to Venture.

6.6Wages. Venture does not, and at the Closing the SPEs will not, employ any employees. Venture is not hiring any employees currently employed by Contributor, and shall not be liable for any wages, fringe benefits, payroll taxes, unemployment insurance contributions, accrued vacation pay, accrued pay for unused sick leave, accrued severance pay and other compensation accruing before Closing for employees at the Real Property or arising from any termination or transfer of such employees by Contributor or from the transactions contemplated by this Agreement. Venture shall not be liable for any obligations accruing under any union contract or multi-employer pension plan applicable to any such employees or arising from the termination of any such employees at or prior to Closing.

6.7Utility Deposits. Contributor shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Venture at the Closing.

6.8Sales Commissions. Each of Contributor and Investor represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction on its behalf, or on behalf of the Venture, other than Deutsche Bank, which shall be paid solely by Contributor, and Macquarie Capital Partners, which shall be paid solely by Investor. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party. This provision shall survive the Closing or any termination of this Agreement.

6.9Post-Closing Obligations. Contributor hereby agrees that it shall retain the obligation to complete and pay for (and all liability with respect to) all tenant improvements and capital expenditures described on Exhibit M to the extent the relevant SPE does not have sufficient designated reserves or escrowed funds (which shall remain with the relevant SPE) to pay the same. This provision shall survive the Closing or any termination of this Agreement.

ARTICLE 7:REPRESENTATIONS AND WARRANTIES

7.1Contributor’s Representations and Warranties. For purposes of this Agreement, "Contributor's Knowledge" shall mean the actual knowledge of Dallas Lucas, Mark Lammas, and Javier Bitar, without any duty of inquiry on the part of any of them. As a material inducement to Investor to execute this Agreement and consummate this transaction, Contributor represents and warrants to Venture and Investor, as of the date of this Agreement with respect to itself and the Property as follows:

(a) Formation and Authority.

(i) Contributor has been duly formed, is validly existing, and is in good standing as a Maryland limited partnership. Contributor is in good standing and is qualified to do business in each jurisdiction in which it is required to be so qualified. Contributor has the full right and authority and, subject to the consents it or the SPEs are seeking as described herein, has obtained any and all authorizations and consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Contributor at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Contributor, enforceable in accordance with their terms.

(ii) Each SPE has been duly formed, is validly existing, and is in good standing as a limited liability company under its jurisdiction of formation. Each SPE is in good standing and is qualified to do business in the state in which the Real Property that it owns is located. Each SPE has the full right and authority and, subject to the consents it, the other SPEs, and Contributor are seeking as described herein, has obtained any and all authorizations and consents required to consummate or cause to be consummated the transactions contemplated hereby.

(b) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Contributor nor the consummation by Contributor of the transactions contemplated hereby will (a) require Contributor or any SPE to file or register with, notify, or obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority; (b) conflict with or breach any provision of the organizational documents of Contributor or any SPE; (c) once the consents being sought as described herein are obtained, violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any note, bond, mortgage, indenture or deed of trust to which Contributor or any SPE is a party; or (d) violate any order, writ, injunction, decree, judgment, statute, law or ruling of any court or governmental authority applicable to Contributor or any SPE. No consents to the transactions contemplated by this Agreement are required to be obtained under any Leases or other Property Information except as set forth in Section 5.2 hereof or elsewhere herein.

(c) Foreign Investment and Real Property Tax Act. Contributor is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, or under any comparable state statutes which are applicable to this transaction.

(d) Conflicts and Pending Actions or Proceedings. Once the consents being sought as described herein are obtained, there will be no agreement to which Contributor or any SPE is a party or binding on Contributor or any SPE which is in conflict with this Agreement, or which challenges or impairs Contributor’s ability to execute or perform its obligations under this Agreement. Neither Contributor nor any SPE has received written notice of any action, suit or proceeding before any court or governmental agency or body against or affecting Contributor or any SPE or the Property that would prevent Contributor from performing its obligations hereunder, and to Contributor's Knowledge, none is threatened. Neither Contributor nor any SPE has received any written notice of any condemnation, eminent domain or similar proceedings with regard to the Real Property, and to Contributor's Knowledge, none is threatened. Neither Contributor nor any SPE has received any written notice of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Real Property, and to Contributor's Knowledge, none is threatened.

(e) Leases and Rent Roll. The documents constituting the Leases that are delivered to Investor pursuant to Section 2.1 are true, correct and complete copies of all of the Leases affecting the Real Property, including any and all amendments or supplements thereto, and guaranties or other security in connection therewith. The SPEs are the lessors under and the owners and holders of the lessor’s leasehold estate under each of the respective Leases free and clear of all security interests, liens, charges and encumbrances created by any SPE other than the Permitted Exceptions. No SPE has entered into any lease or occupancy agreements affecting any portion of the Real Property or the Improvements other than the Leases. All information set forth in the Rent Roll is or will be true, correct, and complete in all material respects as of its date. Except as set forth in the Rent Roll, there are no leasing or other fees or commissions due, nor will any become due, in connection with any Lease or any renewal or extension or expansion of any Lease. Except as disclosed in the Property Information, no tenants have given any SPE written notice of any defense or offset to rent accruing after the Closing or of material breach or default under their lease, and no default or breach exists on the part of any SPE.  Except as set forth in the Rent Roll, all of the landlord’s obligations to construct tenant improvements or reimburse the tenants for tenant improvements under the Leases have been paid and performed in full and all concessions (other than any unexpired rent abatement set forth in the Leases) from the landlord under the Leases have been paid and performed in full. No tenant having a Lease affecting the Property is an affiliate of or controlled by or under common control with Contributor.

(f) Service Contracts; Operating Statements. The list of Service Contracts to be delivered to Venture pursuant to this Agreement is or will be true, correct, and complete as of the date of its delivery. The documents constituting the Service Contracts made available to Venture are true, correct and complete copies of all of the Service Contracts affecting the Property. No SPE has received written notice of any material default under any Service Contract.

(g) Permits, Legal Compliance, and Notice of Defects. Neither Contributor nor any SPE has received written notice from any governmental authority that an SPE fails to have any licenses, permits or certificates necessary for the use and operation of its SPE Property, including, without limitation, certificates of occupancy necessary for the occupancy of the Improvements, and to Contributor's Knowledge no SPE fails to have any such licenses, permits or certificates. Neither Contributor nor any SPE has received written notice from any governmental authority that the Real Property is not properly zoned for its present use or that the current use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Real Property, and to Contributor's Knowledge, there is no such violation. Neither Contributor nor any SPE has received written notice from any insurance company or underwriter of any defects in the Real Property that would materially adversely affect the insurability of thereof or cause an increase in insurance premiums. Neither Contributor nor any SPE has received any written notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Property from any governmental agency which have not been corrected to the satisfaction of the issuer of the notice.

(h) Environmental. Neither Contributor nor any SPE has received written notice of a violation of Environmental Laws related to the Real Property, or the presence or release of Hazardous Materials on or from the Real Property in violation of Environmental Laws, except as disclosed in the Property Information, and to Contributor's Knowledge there is no such material violation, presence or release. The term “Environmental Laws” means all federal, state, local and foreign laws and regulations governing pollution or protection of human health or the environment, in-clud-ing laws and regula-tions regulating emis-sions, discharges, releases or threat-ened releases of, or exposure to, Hazardous Mate-rials, or the manufac-ture, processing, distribu-tion, use, treatment, storage, disposal, transport or han-dling of Hazardous Materials. The term “Hazardous Materials” means chemi-cals, pollut-ants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or similar substances regulated under any Environmental Laws.

(i) With respect to the cooling tower and chilled water system at the OCP Real Property, to Contributor’s Knowledge (but with respect to this representation 7.1(i) only, after reasonable inquiry), no court injunction has ever been issued against OCP, the OCP Real Property or the prior owner of the OCP Real Property, Metropolitan Life Insurance, a New York corporation, or its affiliate (collectively "MetLife"), in relation to any cooling tower discharge from One California Plaza. To Contributor's Knowledge, MetLife voluntarily ceased using the base building cooling towers after Maguire Properties, L.P., acting in its capacity as the owner of 333 S. Grand Avenue, Los Angeles, California, objected to Met Life. To Contributor's Knowledge, this objection resulted in Met Life entering into a contract with Central Plant Inc. for the provision of chilled water to the OCP Real Property. So long as the operation of the One California Plaza building HVAC plant is unlikely to injure or unreasonably interfere with the 333 S. Grand Avenue, Los Angeles, California property or its owner, Contributor’s asset management team may consider plans to resume the operation of the One California Plaza base building HVAC plant, including by using plume abatement systems to minimize cooling tower discharge. Contributor’s asset management team may also consider other plans to obtain chilled water at the One California Plaza building.

(j) To Contributor's Knowledge, each development which constitutes the Real Property is an independent unit which does not now rely on any facilities (other than facilities covered by easements appurtenant to the Real Property or facilities of municipalities or public utilities) located on any property that is not part of the Real Property to fulfill any zoning, parking, municipal or other governmental requirement, or for the furnishing to the Property of any essential building systems or utilities (including, without limitation, drainage facilities, catch basins, and retention ponds, but expressly excluding chilled water with respect to One California Plaza, which the parties acknowledge is currently being provided by an independent third-party from an off-site location).

(k) [Intentionally Omitted.]

(l) Disclosure. Other than this Agreement and the Property Management and Leasing Agreement, the documents delivered at Closing pursuant hereto, the Permitted Exceptions, and the Leases, Service Contracts, and any commission agreements described in Section 6.3, and except for anything disclosed in the Property Information, there are no contracts or agreements of any kind relating to the Real Property to which Contributor or its agents is a party and which would be binding on Venture after Closing.

(m) ERISA. None of the assets of Contributor or any SPE constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

(n) Tax.

(i) For purposes of this Agreement, “Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable with respect thereto, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

(ii) Subject to Section 6.1(b), each of the SPEs has filed or caused to be filed all federal, state and local tax returns, informational filings and reports (collectively, “Tax Returns”), including, but not limited to, with respect to the Property or income attributable therefrom, which are due as of the date hereof and all of which are true, correct and complete in all material respects, and has paid all Taxes as shown on all such returns, filings and reports to be paid by it, or otherwise are required by law to have been paid except to the extent being disputed in good faith. The SPEs have not received any written notice of a tax liability, deficiency or assessment with respect to any of the SPEs nor has any written threat of the foregoing from any federal, state or local taxing authority been made to any SPE. There are no governmental or other proceedings (formal or informal) or investigative proceeding pending or to the Contributor’s knowledge, threatened, with respect to any such federal, state or local income or other taxes, tax returns, informational tax filings or tax reports of any of the SPEs. There are not in effect any waivers or extensions with respect to taxes payable by any of the SPEs.

(iii) Except as set forth on Exhibit Y, to Contributor's Knowledge, the Real Property consists of land, buildings, and other structural components thereof, and other assets described in Section 856(c)(4)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

(iv) Except as set forth on Exhibit Z, to Contributor's Knowledge, the total gross revenues generated by the SPE Property between January 1, 2004 and the date hereof has consisted of income from rents from real property and other revenue which constitute qualifying income under Section 856(c)(3) of the Code.

(v) The Property does not include any direct or indirect ownership interest in any entity which is not classified as a partnership for U.S. federal income tax purposes or disregarded as an entity separate from its owner for U.S. federal income tax purposes.

(vi) The Property does not include any direct or indirect ownership interest in any entity which is liable for any material Taxes, including any liability for Taxes of any predecessor or liability for any Taxes of any other person as a result of transferee liability, joint and several liability, or liability under a contract.

(vii) To Contributor’s knowledge, the tax basis of the Real Property (including all of its components) as set forth on Exhibit R is correct and complete in all respects.

(o) Title. Each SPE is the owner of the Real Property such SPE is identified as owning as set forth on Schedule 1 attached hereto. Each SPE is the owner of its interests in Personal Property and Intangible Property, free and clear of all security interests, liens, charges and encumbrances other than in connection with capital leases, the Contracts, the Existing Mortgages and Permitted Exceptions.

(p) Ground Leases. The copy of the ground lease to OCP that has been delivered or made available to Venture pursuant hereto is a true, correct and complete copy of the ground lease, including any and all amendments or supplements thereto. The documents listed on Exhibit V are all of the documents and instruments in effect with respect to the ground lease to OCP. No leasing or similar commissions are due, nor will any become due, in connection with the ground lease to OCP or any renewal or extension or expansion thereof. Contributor has not received any written notice of any default or breach from the ground lessor to OCP, and to Contributor's Knowledge, no party is in default under the ground lease with OCP.

(q) Existing Mortgages. The documents and instruments constituting the Existing Mortgages that were made available to Venture pursuant hereto are true, correct and complete copies of the Existing Mortgages, including any and all amendments or supplements thereto. The documents listed in Exhibit J are all of the documents and instruments in effect with respect to the Existing Mortgages. Contributor has not received any written notice of default or breach from any lender under or in connection with the Existing Mortgages.

(r) OFAC. (a) Contributor, and to Contributor's Knowledge each person or entity owning an interest in Contributor other than people or entities owning an interest through Maguire Properties, Inc., is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the "List"), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Contributor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) to Contributor's Knowledge, no Embargoed Person has any interest of any nature whatsoever in Contributor (whether directly or indirectly) and (d) Contributor has implemented procedures, and will consistently apply those procedures, to ensure the representations and warranties of this Section 7.1(r) remain true and correct at all times. The term "Embargoed Person" means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Contributor is prohibited by law or Contributor is in violation of law.

(s) Employees and Benefit Plans. Effective as of the Closing, none of the SPEs is a party to, nor maintains, any employee benefit plan or employee welfare plan (within the meaning of the ERISA), and none of the SPEs has any obligation to contribute to any multi-employer plan (within the meaning of ERISA).

(t) Other Encumbrances. With the exception of the pledge of the Ownership Interests pursuant to the Credit Facility, none of the Ownership Interests are subject to any option, right of first refusal, purchase agreement, put, call or other right to purchase other than in favor of Investor or Venture. None of the SPEs is obligated to issue additional ownership interests or to distribute additional ownership interests to any other parties whatsoever.

(u) Other Assets. With respect to each SPE, since the formation of the applicable SPE, the only real property asset that the applicable SPE has owned, directly or indirectly, is the Real Property owned thereby on the date hereof, and the only business the applicable SPE has engaged in, directly or indirectly, is the ownership and operation of such Real Property. None of the SPEs own, control or hold with the power to vote, directly or indirectly, any shares of capital stock or beneficial interest in any corporation, partnership, limited liability company, association, joint venture or other entity.

(v) SPEs Not Reporting Company. None of the SPEs is required to file reports pursuant to Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended.

(w) Financial Statements. The Contributor will prior to the Closing deliver to Investor copies of the financial statements for the SPEs as of September 30, 2005 (collectively, the “Financial Statements”). Each of the Financial Statements has been or will be prepared on a US generally accepted accounting principles basis with depreciable assets being recorded on a US generally accepted accounting principles basis, and each presents fairly the financial position of the applicable SPE, as of its date and the results of their operations, as the case may be. Since September 30, 2005, thru the date of this Agreement, there has been no circumstance, event, occurrence, change or effect that has had a materially adverse effect on the financial condition of the SPEs as a whole, other than, in each case, as a result of (i) changes in general economic conditions nationally, regionally or within the market in which the Real Property owned by such SPE is located; and (ii) changes in the real estate industry generally and the office building leasing market specifically.

(x) Formation Documents. True, correct and complete copies of the Certificates of Formation, Certificates of Partnership, the limited liability company agreements, partnership agreements, the articles of incorporation and bylaws, as applicable (or similar organizational instruments), as amended, for the SPEs have been delivered to the Investor.

(y) Capitalization. The applicable Ownership Interests in each SPE are the only authorized, issued or outstanding equity interests in each SPE. All of such Ownership Interests (i) are validly issued, fully paid and nonassessable, (ii) are, and when issued were, free of preemptive rights, and (iii) are directly or indirectly owned legally and beneficially by the Contributor and, except for the pledge of the Ownership Interest pursuant to the Credit Facility, free and clear of any and all liens. Except for the pledge of the Ownership Interest pursuant to the Credit Facility, the Contributor has not previously assigned, transferred or encumbered the applicable Ownership Interests in any of the SPEs. None of the Ownership Interests in the SPEs are subject to any written agreements or understandings among any persons with respect to the voting or transfer thereof. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Contributor or any of its Affiliates to cause any SPE to issue, transfer or sell, or cause the issuance, transfer or sale of, any equity interests or other securities (whether or not such securities have voting rights) of any such SPE.

(z) Claims Against Officers and Managers. Contributor has not received written notice of any claim against any manager, officer, employee or agent of any SPE or any other person which could reasonably be expected to give rise to a claim for indemnification against any of the SPEs, and to Contributor's Knowledge, there are none.

Contributor also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Contributor is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person's interest in the Contributor is through a U.S. Publicly-Traded Entity. As used in this Agreement, "U.S. Publicly-Traded Entity" means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CONTRIBUTOR IS CONTRIBUTING THE OWNERSHIP INTERESTS TO VENTURE, AND PURSUANT THERETO CONTRIBUTING ALL OTHER PROPERTY TO VENTURE, ON AN “AS IS, WHERE IS AND WITH ALL FAULTS” BASIS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT NONE OF CONTRIBUTOR, THE SPES, OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS, SHAREHOLDERS, MEMBERS, PARTNERS, OFFICERS, PRINCIPALS, EMPLOYEES, COUNSEL, REPRESENTATIVES OR CONTRACTORS (COLLECTIVELY, THE "CONTRIBUTOR PARTIES") HAVE MADE OR ARE NOW MAKING, AND INVESTOR AND VENTURE HAVE NOT RELIED UPON AND WILL NOT RELY UPON (DIRECTLY OR INDIRECTLY), ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO (I) MATTERS OF TITLE, (II) ENVIRONMENTAL MATTERS RELATING TO THE REAL PROPERTY OR ANY PORTION THEREOF, (III) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER AND EARTHQUAKE FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE EARTHQUAKES, (IV) WHETHER, AND TO THE EXTENT TO WHICH, THE REAL PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (V) DRAINAGE, (VI) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY

UNDERSHORING, (VII) ZONING OR OTHER ENTITLEMENTS, OR ANY LAND USE REGULATIONS WHATSOEVER, TO WHICH THE REAL PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (VIII) THE AVAILABILITY OF ANY UTILITIES TO THE IMPROVEMENTS OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (IX) USAGES OF ADJOINING PROPERTY, (X) ACCESS TO THE REAL PROPERTY OR ANY PORTION THEREOF, (XI) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTIONS, SUITABILITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE IMPROVEMENTS OR ANY PORTION THEREOF, (XII) ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE REAL PROPERTY OR ANY PART THEREOF, (XIII) THE PRESENCE OF HAZARDOUS SUBSTANCES IN OR ON, UNDER OR IN THE VICINITY OF THE REAL PROPERTY, (XIV) THE CONDITION OR USE OF THE IMPROVEMENTS OR COMPLIANCE OF THE IMPROVEMENTS WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, (XV) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (XVI) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE IMPROVEMENTS OR REAL PROPERTY, (XVII) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE REAL PROPERTY, OR (XVIII) THE MERCHANTABILITY OF THE REAL PROPERTY OR FITNESS OF THE REAL PROPERTY FOR ANY PARTICULAR PURPOSE.

In addition, except as expressly set forth in Section 7.1 hereof, Investor and Venture and anyone claiming by, through or under either of them hereby waive their respective right to recover from and fully and irrevocably release the Contributor Parties from any and all Losses (as hereinafter defined) that they may now have or hereafter acquire against any of the Contributor Parties arising from or related to the condition, valuation, salability or utility of the Improvements or the Real Property, or their suitability for any purpose whatsoever as of the Closing (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures or surface or subsurface waters of materials or substances that have been or may in the future be determined to be Hazardous Substances or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from any of the Real Property under current or future federal, state and local laws, regulations or guidelines). This release includes Losses of which Investor and Venture are presently unaware or which Investor and Venture do not presently suspect to exist which, if known to them, would materially affect their release of the Contributor Parties. In this connection and to the extent permitted by law, Investor and Venture hereby agree, represent and warrant that they realize and acknowledge that factual matters now unknown to them may have given or may hereafter give rise to Losses which are presently unknown, unanticipated and unsuspected, and Investor and Venture further agree, represent and warrant that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that each nevertheless hereby intends to release, discharge and acquit the Contributor Parties from any such unknown Losses.

7.2Investor’s Representations and Warranties. As a material inducement to Contributor to execute this Agreement and consummate this transaction, Investor represents and warrants to each of Contributor and Venture that:

(a) Formation and Authority. Investor has been duly formed, is validly existing, and is in good standing as a Delaware limited liability company. Investor is in good standing and is qualified to do business in each jurisdiction in which it is required to be so qualified. Investor has the full right and authority and has obtained any and all authorizations and consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Investor at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Investor, enforceable in accordance with their terms.

(b) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Investor nor the consummation by Investor of the transactions contemplated hereby will (a) require Investor to file or register with, notify, or obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority; (b) conflict with or breach any provision of the organizational documents of Investor; (c) violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any note, bond, mortgage, indenture or deed of trust to which Investor is a party; or (d) violate any order, writ, injunction, decree, judgment, statute, law or ruling of any court or governmental authority applicable to Investor.

(c) Conflicts and Pending Action. There is no agreement to which Investor is a party or binding on Investor which is in conflict with this Agreement. There is no action or proceeding pending or, to Investor’s knowledge, threatened against Investor which challenges or impairs Investor’s ability to execute or perform its obligations under this Agreement. Investor has received no written notice of any action, suit or proceeding before any court or governmental agency or body against or affecting Investor or its assets that would prevent Investor from performing its obligations hereunder.

(d) (a) Investor and each person or entity owning an interest in Investor is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other List, an (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Investor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Investor (whether directly or indirectly) and (d) Investor has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

Investor also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Investor is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person's interest in the Investor is through a U.S. Publicly-Traded Entity.

7.3Venture’s Representations and Warranties. As a material inducement to Contributor and Investor to execute this Agreement and consummate this transaction, Venture represents and warrants to each of Contributor and Investor that:

(a) Formation and Authority. Venture has been duly formed, is validly existing, and is in good standing as a Delaware limited liability company. Venture is in good standing and is qualified to do business in each jurisdiction in which it is required to be so qualified. Venture has the full right and authority and has obtained any and all authorizations and consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Venture at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Venture, enforceable in accordance with their terms.

(b) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Venture nor the consummation by Venture of the transactions contemplated hereby will (a)

require Venture to file or register with, notify, or obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority; (b) conflict with or breach any provision of the organizational documents of Venture; (c) violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any note, bond, mortgage, indenture or deed of trust to which Venture is a party; or (d) violate any order, writ, injunction, decree, judgment, statute, law or ruling of any court or governmental authority applicable to Venture.

(c) Conflicts and Pending Action. There is no agreement to which Venture is a party or binding on Venture which is in conflict with this Agreement. There is no action or proceeding pending or, to Venture’s knowledge, threatened against Venture which challenges or impairs Venture’s ability to execute or perform its obligations under this Agreement. Venture has received no written notice of any action, suit or proceeding before any court or governmental agency or body against or affecting Venture or its assets that would prevent Investor from performing its obligations hereunder.

(d) (a) Venture and each person or entity owning an interest in Venture is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other List, an (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Venture constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Venture (whether directly or indirectly) and (d) Venture has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

Venture also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Venture is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person's interest in the Venture is through a U.S. Publicly-Traded Entity.

7.4Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the date of this Agreement and are remade as of the Closing and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of twelve (12) months, except for those representations and warranties set forth in Sections 7.1(c), 7.1(n) and 7.1(z), which shall survive until thirty (30) days after the expiration of the relevant statute of limitations and except for those representations and warranties set forth in Section 7.1(a), 7.2(a), 7.3(a), 7.1(b), 7.2(b), 7.3(b), 7.1(h), 7.1(i), 7.1(t), 7.1(u), 7.1(v), 7.1(x) and 7.1(y) which shall survive indefinitely. Contributor, Venture and Investor shall have the right to bring an action thereon only if Contributor or Investor, as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within the applicable survival period; provided further, however, that neither Venture nor Investor shall have the right to bring an action against Contributor with respect to the representations and warranties set forth in Section 7.1(o), without first making and exhausting any claims that could reasonably be made under the Title Policies to compensate such party for the same harm being claimed as a result of a breach of such representations or warranties by Contributor.

ARTICLE 8:INDEMNIFICATION

8.1Contributor’s Indemnity. Contributor agrees to indemnify, defend and hold harmless each of Venture and Investor from and against any liability, claim, demand, loss, expense or damage (collectively, “Loss”) incurred by Venture or Investor, respectively, as a result of or arising from (i) any breach of the representations and warranties made by Contributor herein or in any document furnished by or on behalf of Contributor pursuant to this Agreement, or (ii) any breach or nonfulfillment of any covenant or agreement on the part of Contributor under this Agreement, but only to the extent such covenant or agreement expressly survives the Closing by its terms.

8.2Venture’s Indemnity. Venture agrees to indemnify, defend and hold harmless each of Contributor and Investor from and against any Loss incurred by Contributor or Investor, respectively, as a result of or arising from (i) any breach of the representations and warranties made by Venture herein or in any document furnished by or on behalf of Venture pursuant to this Agreement, or (ii) any breach or nonfulfillment of any covenant or agreement on the part of Venture under this Agreement, but only to the extent such covenant or agreement expressly survives the Closing by its terms.

8.3Investor’s Indemnity. Investor agrees to indemnify, defend and hold harmless each of Contributor and Venture from and against any Loss incurred by Contributor or Venture, respectively, as a result of or arising from (i) any breach of the representations and warranties made by Investor herein or in any document furnished by or on behalf of Investor pursuant to this Agreement, or (ii) any breach or nonfulfillment of any covenant or agreement on the part of Investor under this Agreement, but only to the extent such covenant or agreement expressly survives the Closing by its terms.

8.4Effectiveness. Notwithstanding anything to the contrary herein, the provisions of Sections 8.1, 8.2, and 8.3 of this Agreement shall become effective only upon the occurrence of the Closing and shall survive the Closing.

8.5Procedure. The following provisions govern all actions for indemnity under this Article 8 and any other provision of this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any Losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel reasonably satisfactory to the other parties; provided, however, that an indemnitee shall have the right to retain its own counsel (to be reasonably acceptable to the indemnitor), with the reasonable fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes, after consultation with counsel, that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to the indemnitor’s ability to defend such action. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

8.6Limitation on Liability. Notwithstanding anything to the contrary contained in Article 8 or elsewhere in this Agreement:

(a) No party shall have any liability to another party for breach of (i) any warranty or representation contained herein or in any schedule annexed hereto or certificate delivered in connection herewith or (ii) any covenant herein, unless, in either case, the indemnitee has given the indemnitor written notice stating in reasonable detail the factual basis for such breach. In the case of clause (i) immediately preceding, such notice must be given prior to the date (the “Clause (i) Survival Date”) on which such representation or warranty shall have ceased to survive as provided in Section 7.4 above, and in the case of clause (ii) immediately preceding, such notice must be given prior to the date (the “Clause (ii) Survival Date”) that is twelve (12) months after the Closing; provided, however, if a covenant breach shall have occurred less than thirty (30) days prior to the Clause (ii) Survival Date, indemnitee shall have an additional thirty (30) days after such date to give such notice. In either event, no party shall have any liability to another party for any breach described in clause (i) or clause (ii) of this Section 8.6(a) unless the indemnitee shall have commenced a legal proceeding in respect of such breach: (A) in the case of clause (i), prior to the date which is three (3) months after the Clause (i) Survival Date; or (B) in the case of clause (ii), prior to the date which is three (3) months after the Clause (ii) Survival Date.

(b) Contributor shall have no liability to any other party for Losses pursuant to Section 8.1, or for breach of the underlying representations, warranties, covenants or agreements which are the subject of Contributor's indemnification obligations set forth in Section 8.1 (“Damages”), unless and until the aggregate amount of Damages, when aggregated with the amount of Damages sustained by Contributor under (and as such term is defined in) the Cerritos P&S (collectively, the "Aggregate Damages") exceeds $2,000,000 (the “Deductible”); provided, however, after the amount of Aggregate Damages exceeds $2,000,000, all Aggregate Damages in excess of the first $2,000,000 shall be recoverable by the indemnitee; provided further, however, that Contributor's indemnification obligations set forth in Section 8.1, and Contributor's liability for any breach of the underlying representations, warranties, covenants or agreements which are the subject of the indemnification obligations set forth in such section shall, when added to Contributor's corresponding liabilities under the Cerritos P&S, collectively be limited to an aggregate amount for Contributor equal to $30,000,000. All Damages shall be net of any amounts actually recovered by the indemnitee under insurance policies with respect to such Damages. Damages shall exclude, and Contributor shall have no liability with respect to, Losses attributable to any breaches of representations, warranties or covenants of which the indemnitee had knowledge prior to Closing and could have terminated this Agreement but chose not to do so, unless and except for (i) breaches arising out of representations and warranties known to Contributor to have been false at the time they were made, and (ii) breaches arising out of actions or omissions of Contributor willfully performed or omitted in order to cause such breach. In no event shall Contributor have any liability to any other party for exemplary or punitive damages. The provisions of this Section 8.6 shall become effective only upon, and shall survive the Closing.

ARTICLE 9:MISCELLANEOUS

9.1Parties Bound. No party may assign this Agreement without the prior written consent of the others, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, and assigns of the parties.

9.2Headings. The article and section headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

9.3Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements. The foregoing shall not amend or modify any provisions regarding Venture’s payment of costs and expenses in accordance with the terms of its limited liability company agreement.

9.4Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

9.5Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Delaware.

9.6Survival. The provisions of this Agreement that provide for performance after the Closing shall survive the Closing and shall not be deemed to be merged into or (unless otherwise provided herein or pursuant to a separate instrument) waived by the instruments of Closing.

9.7No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

9.8Entirety and Amendments. This Agreement and the exhibits and schedules hereto and the agreements referenced herein embody the entire agreement between the parties and supersede all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

9.9Time of the Essence. Time is of the essence in the performance of this Agreement.

9.10Confidentiality. No party hereto shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before Closing, without the specific prior written consent of the others, except for such disclosures to its lenders, creditors, officers, employees and agents as may be necessary to permit it to perform it’s obligations hereunder and except as and to the extent that such party, in its good faith judgment and following consultation with its counsel, believes that such disclosure is required to enable it to comply with obligations under federal or state or Australian securities laws. Notwithstanding the foregoing, any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (i) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the existence or status of any negotiations unrelated to the tax issues, or (iii) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

9.11Attorneys’ Fees. If any party brings an action to enforce its rights under this Agreement, the prevailing party in the action shall be entitled to recover its costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

9.12Brokers. The parties each represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Deutsche Bank, which shall be paid solely by Contributor, and Macquarie Capital Partners, which shall be paid solely by Investor. Each party shall indemnify and hold harmless the other parties from and against any such Loss based upon any statement, representation or agreement of such party. This provision shall survive the Closing or any termination of this Agreement.

9.13Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth below. Any such notices shall be either (i) sent by overnight delivery using an internationally recognized courier, in which case notice shall be deemed delivered upon receipt, (ii) sent by facsimile or email and promptly followed with a copy of such notice sent in the manner of clause (i) immediate preceding, in which case notice shall be deemed delivered upon transmission of such notice if such notice is transmitted between the hours of 9:00 a.m. and 5:00 p.m. during a Business Day of the recipient, otherwise on the next Business Day of the recipient, or (iii) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

If to Contributor:     Maguire Properties, L.P.
333 South Grand Avenue, Suite 400
Los Angeles, California 90071
Attention: Robert Maguire and Mark Lammas
Facsimile: 213-533-5100 and 213-533 5198
Email: Robert.Maguire@MaguireProperties.com and Mark.Lammas@MaguireProperties.com

with a copy to:      Skadden, Arps, Slate, Meagher & Flom. LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention: Rand April
Facsimile: 213-687-5600
Email: RApril@Skadden.com

If to Investor:      Macquarie Real Estate, Inc.
One North Wacker Drive, Level 9
Chicago, Illinois 60606
Attention: Kristin Marsilje
Facsimile: 312-499-8686
Email: kristin.marsilje@macquarie.com

With a copy to:      Macquarie Office Trust
c/o Macquarie Office Management Limited
Level 13, 1 Martin Place
Sydney, Australia NSW 2000
Attention: Jill Rikard-Bell
Facsimile: 011-61-28-232-6510
Email: jill.rikard-bell@macquarie.com

and to:            Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Ronald R. Dietrich
Facsimile: 312-701-7711
Email: rdietrich@mayerbrownrowe.com

If to Venture:        Macquarie Office Trust
c/o Macquarie Office Management Limited
Level 13, 1 Martin Place
Sydney, Australia NSW 2000
Attention: Jill Rikard-Bell
Facsimile: 011-61-28-232-6510
Email: jill.rikard-bell@macquarie.com

with a copy to:       Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Ronald R. Dietrich
Facsimile: 312-701-7711
Email: rdietrich@mayerbrownrowe.com

and to            Maguire Properties, L.P.
333 South Grand Avenue, Suite 400
Los Angeles, California 90071
Attention: Robert Maguire and Mark Lammas
Facsimile: 213-533-5100 and 213-533 5198
Email: Robert.Maguire@MaguireProperties.com and Mark.Lammas@MaguireProperties.com

with a copy to:       Skadden, Arps, Slate, Meagher & Flom. LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention: Rand April
Facsimile: 213-687-5600
Email: RApril@Skadden.com

9.14Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

9.15Remedies Cumulative. Except as expressly provided to the contrary in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

9.16Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks California or in Sydney, Australia, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein and the time during any day by which an event must occur shall be deemed to end at 6:00 p.m. (Central Time).

9.17Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.  To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or email counterparts of the signature pages.

9.18Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, on or after the Closing any further actions, documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Venture.

9.19Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.20Bulk Sales. Each party hereto shall indemnify and hold harmless the other parties from and against any Loss arising in connection with such party’s failure to comply with any applicable provisions of law relating to bulk sales.

9.21Automatic Termination. This Agreement shall automatically terminate without the action of any party (i) upon the date which is one (1) year from the date of this Agreement, and (ii) if any of the Additional Agreements have been terminated pursuant to their terms and, in either of such events, all obligations of the parties hereunder shall thereupon terminate, except for those obligations set forth herein that expressly survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of or default under this Agreement.

[Signature Page Follows]

SIGNATURE PAGE TO

CONTRIBUTION AND INVESTMENT AGREEMENT

BY AND BETWEEN

MAGUIRE MACQUARIE OFFICE, LLC

MAGUIRE PROPERTIES, L.P. AND

MACQUARIE OFFICE II, LLC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below pursuant to proper authority duly granted.

VENTURE:

MAGUIRE MACQUARIE OFFICE, LLC, a Delaware limited liability company

By: Maguire MO Manager, LLC, a Delaware limited liability company

By: Maguire Properties, L.P., a Maryland limited partnership, its managing member

By: Maguire Properties, Inc., a Maryland corporation, its sole general partner

By:	/s/ Dallas E. Lucas
Name:	Dallas E. Lucas
Title:	Executive Vice President & CFO

CONTRIBUTOR:

MAGUIRE PROPERTIES, L.P., a Maryland limited partnership

By: Maguire Properties, Inc., a Maryland corporation, its sole general partner

By:	/s/ Dallas E. Lucas
Name:	Dallas E. Lucas
Title:	Executive Vice President & CFO

INVESTOR:

MACQUARIE OFFICE II LLC, a Delaware limited liability company

By: Macquarie Office (US) Corporation, a Maryland corporation, its managing member

By:	/s/ Rena X. Pulido
Name:	Rena X. Pulido
Title:	Vice President